AGREEMENT AND PLAN OF MERGER

By and Among

RADIANT LOGISTICS, INC.

and

DBA ACQUISITION CORP.

and

THE PRINCIPAL SHAREHOLDERS OF

DBA DISTRIBUTION SERVICES, INC.

and

EBCP I, LLC

(Shareholders’ Agent)

Dated:  March 29, 2011

TABLE OF CONTENTS

ARTICLE I MERGER OF DBA WITH AND INTO MERGER SUB AND RELATED MATTERS		1

1.1	THE MERGER.	1

1.2	CONVERSION OF STOCK.	2

1.3	MERGER CONSIDERATION.	3

1.4	FOUNDING SHAREHOLDER MATTERS.	4

1.5	DISSENTERS’ RIGHTS.	4

1.6	BOARD AND SHAREHOLDER APPROVAL.	5

1.7	NO FURTHER RIGHTS OR TRANSFERS.	5

1.8	SUBSEQUENT ACTIONS	6

ARTICLE II THE CLOSING		6

2.1	CLOSING DATE.	6

2.2	CLOSING TRANSACTIONS.	6

ARTICLE III REPRESENTATIONS AND WARRANTIES		9

3.1	REPRESENTATIONS AND WARRANTIES OF THE DBA SHAREHOLDERS.	9

3.2	REPRESENTATIONS AND WARRANTIES OF DBA AND THE PRINCIPAL SHAREHOLDERS.	10

3.3	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND THE MERGER SUB.	23

ARTICLE IV COVENANTS OF THE PARTIES PENDING CLOSING		26

4.1	ACCESS TO INFORMATION.	26

4.2	INTERIM OPERATIONS.	26

4.3	CONSENTS.	28

4.4	FILINGS.	28

4.5	ALL REASONABLE EFFORTS.	28

4.6	FURTHER MUTUAL COVENANTS.	28

4.7	NOTIFICATION OF CERTAIN MATTERS.	29

4.8	EXPENSES.	29

4.9	DOCUMENTS AT CLOSING.	29

4.10	EXCLUSIVE DEALING.	29

ARTICLE V CONDITIONS TO CONSUMMATION OF THE MERGER		30

5.1	CONDITIONS TO OBLIGATIONS OF DBA AND THE PRINCIPAL SHAREHOLDERS.	30

5.2	CONDITIONS TO ACQUIROR’S AND THE MERGER SUB’S OBLIGATIONS.	30

i

ARTICLE VI INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS		31

6.1	INDEMNIFICATION.	31

6.2	BASKETS, CAPS AND OTHER LIMITS.	32

6.3	EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.	33

6.4	METHODS OF ASSERTING CLAIMS FOR INDEMNIFICATION.	33

6.5	EXCLUSIVE RIGHT OF SET-OFF.	34

6.6	NO RIGHT OF CONTRIBUTION.	34

6.7	INDEMNITY MATTERS.	34

6.8	BUYER STOCK COVENANTS.	35

ARTICLE VII ADDITIONAL AGREEMENTS OF THE PARTIES		35

7.1	PROHIBITION ON TRADING IN ACQUIROR STOCK.	35

7.2	CONFIDENTIALITY.	36

7.3	NON COMPETITION	37

7.4	NON SOLICITATION.	38

7.5	INJUNCTIVE RELIEF.	38

7.6	FURTHER ACTS AND ASSURANCES.	39

7.7	PUBLIC ANNOUNCEMENTS.	39

7.8	ARBITRATION.	40

7.9	TAX MATTERS.	41

ARTICLE VIII TERMINATION		41

8.1	TERMINATION EVENTS.	41

8.2	AUTOMATIC TERMINATION.	42

8.3	EFFECT OF TERMINATION.	42

8.4	EXTENSION; WAIVER.	42

8.5	AMENDMENT AND MODIFICATION.	42

ARTICLE IX MISCELLANEOUS		43

9.1	SHAREHOLDERS’ AGENT.	43

9.2	NOTICES.	45

9.3	ENTIRE AGREEMENT; ASSIGNMENT.	46

9.4	BINDING EFFECT; BENEFIT.	46

9.5	HEADINGS.	46

9.6	COUNTERPARTS.	46

9.7	GOVERNING LAW.	46

9.8	SEVERABILITY.	47

9.9	RELEASE AND DISCHARGE.	47

9.10	CERTAIN DEFINITIONS.	47

EXHIBITS AND SCHEDULES

EXHIBITS

A	Acquiror Promissory Note
B	Employment Agreements with Messrs. Eagen and Pollara
C	Selling Shareholders Agreement

SCHEDULES

1.1(c)(vii)	Officers and Directors of Surviving Corporation
1.3(a)(i)	DBA Shareholders Account Information
1.3(a)(ii)	Integration Payment Milestones
1.3(c)	Allocation of Merger Consideration
1.4(a)	Founder Notes
3.2(a)	Certificate of Incorporation and Bylaws
3.2(c)	Consents
3.2(d)	Capitalization and Share Ownership; Outstanding Options, Warrants or Rights
3.2(e)	Financial Statements
3.2(f)	Real Property; Tangible Personal Property
3.2(g)	Contingent Liabilities
3.2(h)	Litigation
3.2(i)	Guarantees
3.2(j)	Taxes
3.2(k)(i)	Employee Benefit Plan
3.2(k)(ii)	Multiemployer Plans
3.2(k)(iv)	Material Employment Arrangements, Contracts, etc.
3.2(l)	Insurance Coverage
3.2(n)	Investment Banking Fees
3.2(o)	Intellectual Property
3.2(p)	Material Contracts
3.2(q)	Banking Matters
3.2(r)	Labor Relations; Employees
3.2(r)(iii)	Strikes, grievance proceedings, arbitrations, etc.
3.2(r)(v)	Key Employees
3.2(s)	Customers
3.2(t)	Stations
3.2(u)	Conflicting Interests
3.2(v)	Environmental Protection
3.2(x)	Absence of Certain Changes or Events
3.3(a)	Corporate Existence and Power

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”), is made and entered into as of March 29, 2011, by and among RADIANT LOGISTICS, INC., a Delaware corporation (“Acquiror”), DBA ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), DBA DISTRIBUTION SERVICES, INC., a New Jersey corporation (“DBA”), JAMES C. EAGEN (“Eagen”), PAUL L. POLLARA (“Pollara”) and EBCP I, LLC (“EBCP” or the “Shareholders’ Agent”, and collectively with Eagen and Pollara, the “Principal Shareholders”).  The Acquiror, Merger Sub, DBA, Eagen, Pollara, EBCP, the Principal Shareholders and the Shareholders’ Agent are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Acquiror and DBA have determined that it is in the best interests of their respective shareholders for Merger Sub to merge with and into DBA upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Acquiror and DBA and those Principal Shareholders, who collectively own ninety percent (90%) of the outstanding shares of DBA, each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement; and

WHEREAS, the Shareholders’ Agent is being appointed by DBA and the Principal Shareholders to act as the sole and exclusive agent, representative and attorney-in-fact on behalf of the Principal Shareholders under this Agreement before and after the closing of the transactions contemplated hereby, and will, pursuant to the Selling Shareholders Agreement, be appointed as the exclusive agent, representative and attorney-in-fact on behalf of all other DBA Shareholders.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
MERGER OF DBA WITH AND INTO MERGER SUB AND RELATED MATTERS

 1.1           THE MERGER.

(a)           Upon the terms and conditions of this Agreement, at the “Effective Time” (as defined herein), the Merger Sub shall be merged with and into DBA (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”) and the New Jersey Business Corporations Act (“NJBCA”) and the separate corporate existence of the Merger Sub shall cease, and DBA shall continue its corporate existence as the surviving corporation under the laws of the State of New Jersey (the “Surviving Corporation”) as a wholly owned subsidiary of Acquiror.

(b)           The Merger shall become effective as of the filing of a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and the filing of and receipt of the Certificate of Merger with the Secretary of State of the State of New Jersey, in accordance with the provisions of Section 252 of the DGCL and Section 1103 of the NJBCA, and the confirmation by the Certificate of Merger that the Merger is effective as of such filing date. The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

(c)           At the Effective Time:

(i)           DBA shall continue its existence under the laws of the State of New Jersey as the Surviving Corporation;

(ii)           the separate corporate existence of the Merger Sub shall cease;

(iii)           all rights, title and interests to all assets, whether tangible or intangible and any property or property rights owned by the Merger Sub shall be allocated to and vested in DBA as the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing Encumbrances (defined herein) of any kind thereon, and all liabilities and obligations of the Merger Sub shall be allocated to DBA as the Surviving Corporation, which shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Merger, other than DBA as the Surviving Corporation, shall be liable therefor;

(iv)           the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of DBA as in effect immediately prior to the consummation of the Merger;

(v)           Each of Acquiror, Merger Sub and DBA shall execute and deliver, and file or cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Merger and with the Secretary of State of the State of New Jersey, the Certificate of Merger, with such amendments thereto as the parties hereto shall deem mutually acceptable.

(vi)           the bylaws of the Surviving Corporation shall be the bylaws of DBA as in effect immediately prior to the consummation of the Merger, and shall continue in full force and effect until thereafter amended as provided by law and such bylaws; and

(vii)           the officers and directors of Merger Sub and DBA shall resign upon the Effective Time and the officers and directors of the Surviving Corporation shall consist of those individuals identified on Schedule 1.1(c)(vii), and such persons shall serve in such positions for their respective terms provided by law or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

 1.2           CONVERSION OF STOCK.

(a)           At the Effective Time:

(i)           the shares representing 100% of the issued and outstanding common stock of DBA (“DBA Common Stock”) as of the Closing, with the accompanying certificates and stock powers, shall be delivered to Merger Sub for cancellation, and by virtue of the Merger and without any action on the part of any holder thereof, be converted into and represent the right to receive, and shall be exchangeable for the merger consideration identified at Section 1.3 hereafter (the “Merger Consideration”);

(ii)           each share of capital stock of DBA held in treasury as of the Effective Time shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof;

(iii)           each share of common stock of the Merger Sub that is issued and outstanding as of the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation, which shares shall thereafter constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation;

(iv)           the Surviving Corporation shall assume the corporate existence of the Merger Sub as a wholly-owned subsidiary of Acquiror; and

(v)           each share of capital stock of DBA outstanding as of the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

(b)           From and after the Effective Time, there shall be no transfers on the stock transfer books of DBA of shares of its capital stock that were outstanding immediately prior to the Effective Time.  After the Effective Time, certificates for shares of DBA capital stock that were outstanding immediately prior to the Effective Time shall be canceled and exchanged for the Merger Consideration as provided in this Agreement.

 1.3           MERGER CONSIDERATION.

(a)           Subject to the provisions of Section 1.4 hereafter, the Merger Consideration, shall be an amount up to twelve million dollars ($12,000,000) and shall be payable to the holders of one hundred percent (100%) of the outstanding DBA Common Stock as of the Effective Time (each a “DBA Shareholder”, and together, the “DBA Shareholders”) in the manner as set forth below:

(i)           Five million four hundred thousand dollars ($5,400,000) of the Merger Consideration shall be paid to the Shareholders’ Agent, as agent for the DBA Shareholders, in cash at the Closing (the “Closing Cash Payment”) by wire transfer of immediately available funds to the bank account of the Shareholders’ Agent as set forth on Schedule 1.3(a) (the “DBA Shareholders Accounts”).

(A)           Four million eight hundred thousand dollars ($4,800,000) of the Merger Consideration shall be payable by delivery to the Shareholders’ Agent, as agent for the DBA Shareholders, at Closing of a promissory note in the aggregate principal amount of four million eight hundred thousand dollars ($4,800,000), having the terms and conditions set forth in the form of the promissory note attached hereto as Exhibit A (the “Acquiror Promissory Note”).

(ii)           One million eight hundred thousand dollars ($1,800,000) of the Merger Consideration (the “Integration Payment”) shall be paid collectively to the DBA Shareholders within 180 days after all of the integration milestones identified on Schedule  1.3(a)(ii) are achieved, but in no event later than the eighteenth (18th) month anniversary of the Closing (the “Integration Payment Date”) by wire transfer to the Shareholders’ Agent.

(b)           Payment of amounts due under the Integration Payment and the Acquiror Promissory Note will be subject to rights of setoff, to the extent of any indemnification claims of Acquiror under Article VI of this Agreement and accordance with Article VI.

(c)           The Merger Consideration, when payable, and net of all expenses of DBA and the DBA Shareholders associated with this transaction, shall be allocated to each DBA Shareholder in accordance with such DBA Shareholder’s respective percentage ownership interest in the shares of common stock of DBA as of the Closing Date (the “DBA Shares”), as such interest is identified on Schedule 1.3(c) (each, a “Pro Rata Share”).

 1.4           FOUNDING SHAREHOLDER MATTERS.

(a)           At Closing, Acquiror shall satisfy the amount of principal and interest  under the outstanding promissory notes (the “Founder Notes”) due and owing by DBA to its founding shareholders (the “Founding Shareholders”), by wire transfer of immediately available funds provided by the Founding Shareholders, however, as and only to the extent of the balance thereof reflected on Schedule 1.4(a).

(b)           As a condition to Acquiror’s obligation to satisfy the Founder Notes, the Founding Shareholders shall provide Acquiror with a release and satisfaction instrument in form and substance satisfactory to Acquiror.

(c)           On or prior to the Closing, DBA shall distribute to the Founding Shareholders the Key-Man Insurance Policies.

 1.5           DISSENTERS’ RIGHTS.

Notwithstanding any provision of this Agreement to the contrary, any DBA Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a DBA Shareholder that has not voted in favor of the Merger or consented thereto in writing and who has properly delivered a written notice of demand for appraisal of such DBA Shares in accordance with Section 14A:11-2 of the NJBCA, if Section 14A:11-2 of the NJBCA provides for appraisal rights for such Shares in the Merger (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration unless and until such DBA Shareholder fails to perfect or effectively withdraws or loses its right to appraisal and payment under Section 14A:11-2 of the NJBCA.  DBA shall give Acquiror:  (i) prompt notice of any notice or demands for appraisal for the Merger Consideration, and (ii) the opportunity to participate, at Acquiror’s expense, in all negotiations and proceedings with respect to any such demands or notices.  DBA shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

 1.6           BOARD AND SHAREHOLDER APPROVAL.

(a)           Merger Sub, Acquiror, Acquiror’s Board of Directors, DBA’s Board of Directors and the Principal Shareholders have approved this Agreement and the Merger prior to the date hereof.  Promptly after executing this Agreement, DBA, acting through its Board of Directors, shall duly call, give notice of, convene, and hold a special meeting of the DBA Shareholders for the purpose of considering and approving this Agreement and the Merger in accordance with all applicable requirements of Section 14A:10-3 of the NJBCA (the “Special Meeting”). Unless the DBA Shareholders elect to waive prior notice thereof, DBA will provide written notice at least 20 days before the Special Meeting to all DBA Shareholders informing that the Board of Directors of DBA and the Principal Shareholders have approved this Agreement.  At such meeting, each Principal Shareholder shall vote all shares of DBA Common Stock, to approve this Agreement and the Merger in accordance with all applicable requirements of the NJBCA.

(b)           In conjunction with the Special Meeting, DBA will provide notice to its shareholders other than the Principal Shareholders (the “Minority Shareholders”) that it will invoke the drag along provisions within section 2.4 of that DBA Distribution Services, Inc. Securityholders Agreement dated July 1, 2008 (the “DBA Shareholders Agreement”).

(c)           The Special Meeting shall be cancelled in the event that, prior to the date thereof, DBA obtains the unanimous written consent of the DBA Shareholders approving this Agreement, the Merger and the transactions contemplated herein and waiving any required notice or waiting periods, statutory or otherwise.

(d)           Each of Acquiror, Merger Sub, DBA and Principal Shareholders, respectively, shall use their commercially reasonable efforts to take all such action as may be necessary and appropriate to effectuate the Merger under the NJBCA and DGCL as promptly as possible, including, without limitation, the filing of the Certificate of Merger consistent with the terms of this Agreement. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers of such corporations are fully authorized in the name of their corporations or otherwise, and notwithstanding the Merger, to take, and shall take, all lawful and necessary action.

 1.7           NO FURTHER RIGHTS OR TRANSFERS.

At and after the Effective Time, the shares of capital stock of DBA outstanding immediately prior to the Effective Time shall cease to provide the DBA Shareholders thereof any rights as a shareholder of DBA or the Surviving Corporation, except for the right to surrender the certificate or certificates representing such shares and to receive the consideration to be received in the Merger as provided in this Agreement.

 1.8           SUBSEQUENT ACTIONS

If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of DBA or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Corporation shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either DBA or Merger Sub, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

ARTICLE II
THE CLOSING

 2.1           CLOSING DATE.

Subject to satisfaction or waiver of all conditions precedent set forth in Article V of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Fox Rothschild LLP, Princeton Pike Corporate Center, 997 Lenox Drive, Building 3, Lawrenceville, NJ 08648-2311 at 10:00 a.m. local time on (a) the later of: (i) the first business day following the date upon which all appropriate corporate action has been taken by DBA in accordance with Article IV of this Agreement and (ii) the day on which the last of the conditions precedent set forth in Article V of this Agreement is fulfilled or  waiver; or (b) at such other time, date and place as the parties may agree (the “Closing Date”).

 2.2           CLOSING TRANSACTIONS.

At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

(a)           DBA and the DBA Shareholders will deliver, or shall cause to be delivered, to the Acquiror and Merger Sub, the following documents and shall take the following actions:

(i)           The DBA Shareholders shall surrender and deliver to the Acquiror certificates representing all of the DBA Shares duly endorsed by the DBA Shareholders in blank or accompanied by assignments separate from certificate duly endorsed in blank, and such other duly executed transfer documents as are required to perfect the transfer;

(ii)           The DBA Shareholders shall deliver a Selling Shareholders Agreement (the “Selling Shareholders Agreement”), in the form attached as Exhibit C attached hereto, executed by the Minority Shareholders, whereby the Minority Shareholders shall, among other things, (A) attest to the  representations and warranties in Section 3.1 of this Agreement, (B) acknowledge and accept the full terms of this Agreement, (C) acknowledge and accept application of the drag rights in the DBA Shareholders’ Agreement, (D) terminate the DBA Shareholders Agreement, (E) waive all dissenter’s rights associated with the Merger, and (F) accept the Merger Consideration.

(iii)           DBA and the DBA Shareholders shall execute and deliver, and file or cause to be filed with the Secretary of State of the State of New Jersey, the Certificate of Merger with such amendments thereto as the parties hereto shall deem mutually acceptable;

(iv)           A certificate shall be executed by DBA and the Principal Shareholders to the effect that: (i) all representations and warranties made by DBA and the Principal Shareholders under this Agreement are true and correct in all material respects as of the Closing, as though originally given to Acquiror and Merger Sub on said date; (ii) DBA and the Principal Shareholders have performed all obligations required to be performed by them under Article IV of this Agreement prior the Closing Date; and (iii) the conditions precedent identified in Article V have been satisfied or waived in writing;

(v)           A certificate of good standing shall be delivered by DBA from the Secretary of State of the State of New Jersey, dated within fifteen (15) days of the Closing, to the effect that DBA is in good standing under the laws of such state;

(vi)           An incumbency certificate shall be delivered by DBA signed by at least two principal officers thereof dated at or about the Closing;

(vii)           Certified copies of the DBA certificate of incorporation shall be delivered by DBA dated at or about the Closing and a copy of the bylaws of DBA certified by the Secretary of DBA dated at or about the Closing;

(viii)           Certified Board and shareholder resolutions shall be delivered by the Secretary of DBA dated at or about the Closing authorizing the transactions contemplated under this Agreement;

(ix)           Employment Agreements substantially in the form attached hereto as Exhibit B, shall be executed by Messrs. James Eagen and Paul Pollara;

(x)           Each of the officers and directors of DBA shall have tendered their resignation in a form satisfactory to Acquiror;

(xi)           The DBA Founding Shareholders  shall have delivered to Acquiror and Merger Sub a release and satisfaction instrument as described in Section 1.4;

(xii)           DBA shall deliver all approvals, consents, permits and waivers of Governmental Authorities and any other Person necessary for the consummation of the transactions contemplated by this Agreement, including such approvals, consents, permits and waivers as are necessary in order to satisfy any items which, absent such approval, consent, permits and waivers, would be required to be identified within Schedule 3.2(c) of this Agreement; and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that Acquiror in its reasonable discretion determines to be unduly burdensome;

(xiii)           Acquiror shall have received Uniform Commercial Code “bring-down” searches of filings made pursuant to Article 9 thereof from the date hereof to the Closing Date in all jurisdictions where any assets of DBA are located, in form, scope and substance reasonably satisfactory to Acquiror and its counsel, shall not disclose any Encumbrances against any of such assets disclosed thereby except Encumbrances that are disclosed in the Financial Statements, this Agreement, or are otherwise released or terminated by DBA prior to or at the time of Closing;

(xiv)           Acquiror shall have received Court docket (or similar searches) and judgment “bring-down” searches covering the period from the date hereof to the Closing Date in scope reasonably acceptable to the Acquiror’s counsel; and

(xv)           DBA shall provide such other documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by the Acquiror in order to comply with the provisions hereunder and to consummate the transactions contemplated herein.

(b)           Acquiror and Merger Sub will deliver, or shall cause to be delivered, to DBA and the DBA Shareholders, the following documents and shall take the following actions:

(i)           Acquiror shall deliver or shall cause to be delivered to the Shareholders’ Agent the Closing Cash Payment required to be paid at Closing under Section 1.3(a) by wire transfer of immediately available funds to the account designated on Schedule 1.3(a);

(ii)           Acquiror shall deliver or shall cause to be delivered to the Shareholders’ Agent the Acquiror Promissory Note;

(iii)           Acquiror shall have satisfied the outstanding amounts due under the Founder Notes identified on Schedule 1.4;

(iv)           Acquiror and the Merger Sub shall execute and deliver, and file or cause to be filed with the Secretary of the State of Delaware, the Certificate of Merger with such amendments thereto as the parties hereto shall deem mutually acceptable;

(v)           Merger Sub shall receive from the Secretary of State of Delaware a final Certificate of Merger;

(vi)           A certificate shall be executed by the Acquiror’s and Merger Sub’s Chief Executive Officer  to the effect that all representations and warranties of the Acquiror and Merger Sub under this Agreement are true and correct in all material respects as of the Closing, as though originally given to DBA on said date;

(vii)           A certificate of good standing shall be delivered within fifteen (15) days of the Closing Date by Acquiror and Merger Sub from the Secretary of the State of Delaware that the Acquiror and Merger Sub are in good standing under the laws of said state;

(viii)           An incumbency certificate shall be delivered by Acquiror and Merger Sub signed by the principal executive officer of each dated at or about the Closing;

(ix)           Certified certificates of incorporation shall be delivered by Acquiror and Merger Sub dated at or about the Closing, and a copy of the bylaws of Acquiror and Merger Sub certified by the principal executive officer of Acquiror and Merger Sub dated at or about the Closing;

(x)           Certified Board resolutions shall be delivered by the Secretary of the Acquiror and Merger Sub dated at or about the Closing authorizing the transactions contemplated under this Agreement;

(xi)           Acquiror will authorize DBA to execute and deliver the Employment Agreements  between DBA and Messrs. James Eagen and Paul Pollara;

(xii)           Each of the officers and directors of the Merger Sub shall have tendered their resignation in form and substance satisfactory to DBA and the Principal Shareholders;

(xiii)           Acquiror shall deliver all consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder;

(xiv)           Acquiror shall deliver such additional documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by DBA and the Principal Shareholders in order to comply with the provisions hereunder and consummate the transactions contemplated herein; and

(xv)           Acquiror shall provide such other documents, agreements, consents, and approvals governmental or otherwise, as are required under this Agreement or as may be reasonably requested by DBA in order to comply with the provisions hereunder and to consummate the transactions contemplated herein.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

 3.1           REPRESENTATIONS AND WARRANTIES OF THE DBA SHAREHOLDERS.

As a material inducement to Acquiror and Merger Sub to execute this Agreement and consume the Merger, each DBA Shareholder, severally but not jointly, and only with respect to itself, hereby represents to Acquiror and Merger Sub that each of the following representations and warranties are true and correct as of the date hereof, and will be true and correct in all material respects as of the Closing Date.

(a)           Due Authorization.  The DBA Shareholder has full power and authority to execute and deliver this Agreement and to perform such DBA Shareholder’s obligations hereunder.  This Agreement has been duly authorized, executed and delivered by each Principal Shareholder.  This Agreement constitutes the valid and legally binding obligation of the DBA Shareholder, enforceable in accordance with its terms and conditions.  The DBA Shareholder is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(b)           No Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority, or court to which the DBA Shareholder is subject or any provision of its operating agreement or organizational documents (as applicable) or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the DBA Shareholder is a party or by which the DBA Shareholder is bound or to which any of the DBA Shareholder’s assets is subject.

(c)           Investment Banking Fees.  Except as set forth on Schedule 3.2(n), there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by, the DBA Shareholder to act on its behalf who might be entitled to any fee or commission from the DBA Shareholder or any of its affiliates upon consummation of the transactions contemplated by this Agreement.

(d)           Share Ownership.  The DBA Shareholder owns and holds, beneficially and of record, the entire right, title, and interest in and to the DBA Shares held by such DBA Shareholder, free and clear of all Rights and Encumbrances. The DBA Shareholder has full power and authority to vote the DBA Shares owned by such DBA Shareholder and to approve the transactions contemplated by this Agreement.  The DBA Shareholder has the full power and authority to vote, transfer and dispose of the DBA Shares held by such DBA Shareholder, free and clear of any Right or Encumbrance other than restrictions under the Securities Act and applicable state securities laws.  At the Closing, the Acquiror will acquire good title to the DBA Shares held by the DBA Shareholder, free and clear of all Rights and Encumbrances.  Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the DBA Shares held by such DBA Shareholder or to effect the merger or consolidation of DBA with or into any other Person.

 3.2           REPRESENTATIONS AND WARRANTIES OF DBA AND THE PRINCIPAL SHAREHOLDERS.

As a material inducement to Acquiror and Merger Sub to execute this Agreement and consume the Merger, the DBA Shareholders, jointly and severally, DBA, and DBA, jointly and severally with the DBA Shareholders, hereby represent to Acquiror that each of the following representations and warranties are true and correct as of the date hereof, except as otherwise set forth in written disclosure schedules (the “Shareholders’ Schedules”) delivered to Acquiror pursuant to this Section 1.3.  The Shareholders’ Schedules are numbered to correspond to the various sections of this Section 1.3 setting forth certain exceptions to the representations and warranties contained in this Section 1.3 and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Shareholders’ Schedules shall be deemed to be disclosed and incorporated in any other part of the Shareholders’ Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

(a)           Corporate Existence and Power.  DBA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has all corporate powers and all material governmental licenses, permits, authorizations, consents and approvals required to carry on its business as substantially now conducted. Except as set forth on Schedule 3.2(a), DBA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on DBA. True, correct and complete copies of the certificate of incorporation and bylaws of DBA as amended to date are attached hereto as Schedule 3.2(a).  The minute books of DBA, as made available to the Acquiror, contain a true, complete and correct record of all corporate action taken on or prior to the date hereof at the meetings of its shareholders and directors and committees thereof.  The stock certificate books and ledgers of DBA, as made available to the Acquiror for inspection, are true, correct and complete, and accurately reflect, at the date hereof, the ownership of the outstanding capital stock of DBA by the DBA Shareholders.  There are currently no subsidiaries of DBA.

(b)           Due Authorization.  This Agreement has been duly authorized, executed and delivered by DBA and the Shareholders’ Agent and constitutes a valid and binding agreement of DBA and the Shareholders’ Agent, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. As of the Closing Date, all corporate action on the part of DBA, the Principal Shareholders and the Shareholders’ Agent required under applicable law in order to consummate the Merger will have occurred.

(c)           No Contravention.  The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) result in any violation of any provision of the certificate of incorporation, bylaws or shareholder agreement of DBA; or (ii) result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of a right or obligation or loss under, any material loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DBA or its properties or assets, or result in the creation or imposition of any material Encumbrances on any assets of DBA, except such as is not reasonably likely to result in a Liability in excess of $100,000 or prevent DBA from consummating the transactions contemplated by this Agreement. Except as set forth on Schedule 3.2(c), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to DBA in connection with the execution and delivery of this Agreement by DBA or the consummation by DBA of the transactions contemplated hereby, except the filing of the Articles of Merger.

(d)           Capitalization.  The authorized capital stock of DBA consists of 2,500,000 shares of common stock, no par value, of which 192,311 shares are issued and outstanding and constitute the DBA Shares.  All of the DBA Shares are held beneficially and of record by the DBA Shareholders, and no shares are held in the treasury of the DBA.  All of the DBA Shares are validly issued, fully paid and non-assessable and entitled to vote at any meeting of the DBA Shareholders, and none of the DBA Shares has been issued in violation of any preemptive rights of shareholders or transferred in violation of any transfer restrictions relating thereto.  Except as set forth on Schedule 3.2(d), none of the DBA Shares is subject to any preemptive or other right created by statute, DBA’s certificate of incorporation or bylaws, by contract, or otherwise.  There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied preemptive rights or other rights of any nature to purchase or otherwise receive, or to require DBA to purchase, redeem or acquire, any shares of the capital stock or other securities of DBA and there is no outstanding security of any kind convertible into such capital stock.  None of the shares of capital stock or other securities of DBA were issued in violation of the Securities Act, state securities laws, or any other legal requirement.

(e)           Financial Statements.

(i)           Schedule 3.2(e) hereto contains true, correct and complete copies of: (i)  the financial statements of DBA for its two most recently completed fiscal years ended August 31, 2009 and August 31, 2010, audited by DBA’s independent accountants, accompanied by an audit report of the auditing firm that contains no material qualifications and identifies no material exceptions to GAAP; (ii) unaudited financial statements of DBA for the most recent quarterly periods ended November 30, 2009 and 2010; and (iii) unaudited financial statements for DBA for the comparative interim year-to-date periods ended January 31, 2011 and January 31, 2010 ( the financial statements referred to in subparagraphs (i), (ii) and (iii) above collectively referred to as the “Financial Statements”).  The  Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, and present fairly the financial position and results of operations and cash flows of DBA at the dates and for the periods covered by such Financial Statements.

(ii)           Each of the accounts receivable of DBA included within the Financial Statements constitutes a valid claim in the full amount thereof against the debtor charged therewith on the books of DBA and has been acquired in the Ordinary Course of the Business of DBA.  To the Knowledge of DBA, no account debtor has any valid set off, deduction or defense with respect thereto, and no account debtor has asserted any such set off, deduction or defense.

(iii)           DBA maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)           Real Property.

(i)           DBA has the right to use all real property necessary for the conduct of the Business as presently conducted.  Schedule 3.2(f) identifies all such real property.  Except as set forth within Schedule 3.2(f), DBA is not a party to any leases of real property.  DBA is the lessee under the real estate leases described on Schedule 3.2(f).  True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by  DBA to the Acquiror. DBA enjoys quiet and undisturbed possession under each of said leases.  DBA’s interest in each of such leases is free and clear of any Encumbrances, except for Permitted Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by the DBA, other than the lessor thereof.  To the Knowledge of the Principal Shareholders, said leases are valid and binding and in full force and effect, and DBA is not in default thereunder as to the payment of rent or otherwise, and the consummation of the transactions contemplated by this Agreement will not constitute an event of default, breach or violation under any of said leases.

(ii)           DBA owns, leases or has the right to use all personal property necessary for the conduct of the Business as presently conducted.  Schedule 3.2(f) set forth a list of the items of tangible personal property owned or leased by DBA where the replacement value of each item individually exceeds $10,000 (the “Tangible Personal Property”).  Except as set forth on Schedule 3.2(f) hereto and except for property disposed of in the Ordinary Course of Business of DBA, DBA has all right, title and interest in, and good title to, the Tangible Personal Property free and clear of any Encumbrance, except for Permitted Encumbrances.  With respect to each item of Tangible Personal Property, (i) there are no leases, subleases, licenses, options, rights, or concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of Tangible Personal Property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of Tangible Personal Property or portion thereof or interest therein, and (iii) there are no parties other than DBA which are in possession of or are using such Tangible Personal Property.  Copies of all leases and licenses relating to the Tangible Personal Property have heretofore been delivered by DBA to Acquiror.

(iii)           All of the premises occupied by DBA and the items of Tangible Personal Property are in such operating condition and repair as are necessary for the conduct of the Business and, to the Knowledge of the Principal Shareholders, comply in all material respects with Applicable Laws, including but not limited to zoning, building and fire codes, the noncompliance with which would not result in a Liability in excess of $100,000.  Each item of Tangible Personal Property is adequately covered by one of the insurance policies described in Section 4.2(h) hereto.

(g)           No Contingent Liabilities.  Except as described on Schedule 3.2(g), at the Closing, DBA shall have no Liabilities in excess of $100,000, except as and to the extent reflected on: (i) the Financial Statements; (ii) this Agreement or any Schedule or Exhibit hereto; or (iii) Liabilities incurred since the date of the Financial Statements solely in the Ordinary Course of Business; provided, however, that no liability shall be incurred from and after the date hereof which is in contravention of any negative covenant contained herein and applicable to DBA.

(h)           Litigation.  Except as described on Schedule 3.2(h) hereto there is no action, suit, investigation or proceeding (or, to the Knowledge of DBA, any basis therefor) pending against, or to the Knowledge of DBA threatened, against or affecting DBA or any of its properties before any court or arbitrator or any governmental body, agency or official that (i) if adversely determined against DBA, would result in a Liability in excess of $100,000 or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by the Agreement.

(i)           Guarantees.  Except as set forth in Schedule 3.2(i), neither DBA nor any of the DBA Shareholder have guaranteed, become surety or contingent obligor for or assumed any obligation, debt or dividend of any Person.  No assets of DBA are or have been pledged, hypothecated, delivered for safekeeping, subjected to a security interest or otherwise provided in any way as security for payment or performance of any obligation of a Person other than DBA.

(j)           Taxes.

(i)           DBA has previously provided Acquiror with true and correct copies of the Tax Returns which DBA has filed for the taxable periods ended on or after August 31, 2007 as identified on Schedule 3.2(j).

(ii)           Except as set forth on Schedule 3.2(j):

(A)           DBA (A) has filed or caused to be filed all Tax Returns (or extensions thereof) which it is or has been required to file on or prior to the date hereof, by any jurisdiction to which it is or has been subject, and all such Tax Returns are correct in all material respects and completely reflect all liability of DBA for any Taxes; (B) has timely paid all Taxes due and owing for all periods prior to the date hereof; (C) has made or caused to be made all withholdings of Taxes required to be made by it, and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose; and (D) has established adequate reserves and/or accruals for, in its financial books and records and related Financial Statements, all unpaid Taxes and all current Taxes not yet due and payable.

(B)           There are no Tax deficiencies proposed or Threatened against DBA, nor are there any agreements, waivers, or other arrangements providing for extension of time with respect to the assessment or collection of any Tax against DBA.  There are no audits, actions, suits, proceedings, investigations or claims now pending against DBA with respect to any Tax, or any matter under discussion between DBA and any Governmental Authority relating to any Taxes.

(C)           DBA is not and has never been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code).

(D)           DBA is not a party to, is not bound by, and does not have any obligation under any tax sharing, tax indemnity, or similar agreement.

(E)           DBA has prepared all Tax Returns on the accrual method of accounting. DBA has not made and will not make a change in method of accounting for a taxable year beginning on or before the Closing Date, which would require it to include any adjustment under Section 481(a) of the Code in taxable income for any taxable year beginning on or after the Closing Date.

(F)           Schedule 3.2(j) identifies all audits of DBA’s Tax Returns during the last five (5) years, including a reasonably detailed description of the nature and outcome of each audit.  DBA has not given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for any taxable period that is currently still open.

(G)           DBA is not now, and has not since inception ever been a validly electing “S Corporation” as that term is defined in Sections 1361 and 1362 of the Code, and has never been a validly electing and qualifying “S” Corporation for state law purposes. DBA has never revoked or terminated any such federal or similar state election.

(H)           DBA is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law.  DBA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  DBA has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(k)           ERISA.

(i)           Schedule 3.2(k)(i) identifies each “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to any provision of ERISA, and either (i) is maintained, administered or contributed to by DBA or any affiliate (defined herein), (ii) covers any employee or former employee of DBA or any Affiliate or (iii) under which DBA or any affiliate has any liability. Copies of such plans and, if applicable, related trust agreements) and all amendments thereto and any written interpretations thereof have been furnished to Acquiror, together, if applicable, with (x) the most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan and (y) the most recent actuarial valuation report prepared in connection with any such plan. Such plans are referred to collectively herein as the “Employee Plans.” Any Form 5500 for any plan year of any Employee Plan that has not been filed, but for which the filing date has passed on the date of this Agreement, shall be filed prior to the date of the Merger. For purposes of this Section, “affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer for any purpose under Section 414 of the Code.

(ii)           Schedule 3.2(k)(ii) identifies all Employee Plans to which DBA currently has any obligation to contribute. DBA is not a party to any multiemployer plan as defined in Section 4001(a)(3) of ERISA (“Multiemployer Plans”), and neither DBA nor any affiliate has any outstanding liability to contribute to any Multiemployer Plan, for delinquent contributions or for withdrawal liability pursuant to Section 4201 of ERISA.

(iii)           There are no Employee Plans that are intended to be qualified plans under Section 401(a) of the Code, except as may have been shown and identified as such on the list referred to in subparagraphs (i) or (ii) above. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Plan, other than any failure to comply that is not reasonably likely to result in a Liability in excess of $100,000.

(iv)           Schedule 3.2(k)(iv) identifies each material employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is not an Employee Plan and (A) is entered into, maintained or contributed to, as the case may be by DBA or any of its affiliates or (B) covers any employee or former employee of DBA or any of its affiliates or (C) under which DBA or any affiliate has liability. Such contracts, plans and arrangements as are described above, copies of all of which have been furnished previously to Acquiror, are referred to collectively herein as the “Benefit Arrangements.” Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Benefit Arrangement other than any failure to comply that is not reasonably likely to result in a Liability in excess of $100,000.

(v)           Neither DBA nor any affiliate has or maintains and has maintained any Employee Plan or Benefit Arrangement providing post-retirement health or medical benefits in respect of any active or former employee of DBA or any affiliate or former affiliate, except as may be required pursuant to the provisions of COBRA.

(vi)           DBA is not a party to or subject to any union contract or any employment contract (other than as set forth on Schedule 3.2(k)(iv) hereto) or arrangement providing for annual future compensation to any officer, consultant, director or employee in excess of $50,000.

(l)           Insurance Coverage.  Schedule 3.2(l) sets forth a list of all DBA key insurance policies covering its assets, business, equipment, properties, operations, employees, officers and directors with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and DBA is in full compliance with the terms and conditions of such policies, including but not limited to any required notice obligations imposed on DBA to initiate a claim under any such policies.  DBA has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the Ordinary Course of Business.  None of such policies are subject to cancellation by virtue of the Merger or the consummation of the other transactions contemplated by this Agreement. There is no claim by DBA pending under any of such policies as to which coverage has been questioned or denied.

(m)           Compliance With Laws.  To the Knowledge of DBA, DBA is not in violation of, and has not violated, any applicable provisions of any laws, statues, ordinances or regulations, other than as would not be reasonably likely to result in a Liability in excess of $100,000 or constitute a felony. To DBA’s Knowledge, no such laws, statutes, ordinances or regulations require or are reasonably expected to require any material capital expenditures by DBA.

(n)           Investment Banking Fees.  Except as set forth on Schedule 3.2(n), there is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by, DBA to act on its behalf who might be entitled to any fee or commission from DBA, the Acquiror or the Merger Sub or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

(o)           Intellectual Property; Intangible Property.  The corporate names of DBA and the trade names and service marks listed on Schedule 3.2(o) are the only names and service marks which are used by DBA in the operation of its business (the “Names and Service Marks”). Other than the names identified on Schedule 3.2(o), DBA has not done business and has not been known by any other name other than by its Names and Service Marks. DBA owns and has the exclusive right to use all intellectual property presently in use by it and necessary for the operation of its Business as now being conducted, which intellectual property includes, but is not limited to, patents, trademarks, trade names, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes and other proprietary information. Except as set forth on Schedule 3.2(o), there are no: (i) outstanding licenses or consents granting third parties the right to use any intellectual property owned by DBA; (ii) no royalties or fees are payable by DBA to any third party by reason of the use of any of its intellectual property; (iii) DBA has received no notice of any adversely held patent, invention, trademark, copyright, service mark or tradename of any person, or any claims of any other person relating to any of the intellectual property subject hereto, and there is no reasonable basis for any such charge or claim; (iv) there is no presently known threatened use or encroachment of any such intellectual property; and (v) the manufacture, sale or use of any products now or heretofore manufactured or sold by DBA did not and does not infringe (nor has any claim been made that any such action infringes) the intellectual property rights of others.

(p)           Contracts, Leases, Agreements And Other Commitments.  DBA is not a party to or bound by any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments excluding equipment and furniture leases entered into in the Ordinary Course of Business (which do not exceed $100,000 in liabilities or commitments in the aggregate), except for the following (which are hereinafter collectively called the “Material Contracts”):

(i)           The leases and agreements described on Schedules 3.2(f); and

(ii)           Agreements involving a maximum possible liability or obligation on the part of DBA of less than One Hundred Thousand Dollars ($100,000) in the aggregate.

Each Material Contract is described and listed on Schedule 3.2(p).  True, correct and complete copies of each Material Contract have been made available to Acquiror prior to the date hereof. The term “Material Contract” excludes purchase orders entered into in the ordinary course for  inventory which may be returned to the vendor without penalty. To the Knowledge of DBA, all of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither DBA and, to the Knowledge of DBA, nor any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of DBA under any Material Contract. None of the terms or provisions of any Material Contract materially adversely affects the business, prospects, financial condition or results of operations of DBA.

(q)           Banking Matters.  Schedule 3.2(q) contains a true, complete and correct list of the names of all banks and other financial institutions (with account numbers) in which DBA has an account or safe deposit box, and of all brokerage firms and other entities and persons holding funds or investments of DBA, and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(r)           Labor Relations; Employees.

(i)           Set forth on Schedule 3.2(r)(i) is a list of:

(A)           All collective bargaining agreements and other agreements requiring arbitration of employment disputes, and any written amendments thereto, as well as all arbitration awards decided under any such agreements, and all oral assurances or modifications, past practices, and/or arrangements made in relation thereto, to which DBA is a party or by which it is bound; and

(B)           All employment agreements, and all severance agreements which have not been fully performed, to which DBA is a party or by which it is bound.

(ii)           There is no union representing or purporting to represent any of the employees of DBA, and DBA is not subject to or currently negotiating any collective bargaining agreements with any union representing or purporting to represent the employees of any of the foregoing.

(iii)           Except as set forth on Schedule 3.2(r)(iii):

(A)           There are no strikes, slow downs or other work stoppages, grievance proceedings, arbitrations, labor disputes or representation questions pending or, to the Knowledge of DBA, threatened;

(B)           DBA has complied in all material respects with all laws relating to labor, employment and employment practices, including without limitation, any provisions thereof relating to wages, hours and other terms of employment, collective bargaining, nondiscrimination and the payment of social security, unemployment compensation and similar taxes, and DBA is not (1) liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing or (2) delinquent in the payment of any severance, salary, bonus, commission or other direct or indirect compensation for services performed by any employee to the date hereof, or any amount required to be reimbursed to any employee or former employee; and

(C)           There are no charges, suits, actions, administrative proceedings, investigations and/or claims pending or threatened against DBA, whether domestic or foreign, before any court, governmental agency, department, board or instrumentality, or before any arbitrator (collectively “Actions”), concerning or in any way relating to the employees or employment practices of DBA, including, without limitation, Actions involving unfair labor practices, wrongful discharge and/or any other restrictions on the right of DBA to terminate its respective employees, employment discrimination, occupational safety and health, and workers’ compensation.

(iv)           There are no agreements, policies or procedures, whether written or oral, pursuant to which any employee of DBA is not terminable at will and except as required by law, no employee is entitled to any benefit or to participate in any employee benefit plan of DBA following such termination of employment.

(v)           Except as set forth in Schedule 3.2(r)(v), DBA is not a party to any oral or written (A) agreement with any executive officer or other Key Employee of DBA (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving DBA of the nature of the transactions contemplated by this Agreement, (2) providing any term of employment or compensation guarantee extending for a period longer than one year, or (3) providing severance benefits or other benefits after the termination of employment of such executive officer or Key Employee regardless of the reason for such termination of employment; or (B) agreement or plan which will remain in effect after the Closing, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(vi)           DBA has not taken any action which requires or, taken together with the transactions contemplated hereby, would require the giving of any notice under the Worker Adjustment Retraining and Notification Act or any comparable state or local law or regulation.

(s)           Customers.  Set forth on Schedule 3.2(s) is a list of the customers of DBA that each accounted for at least five percent (5%) of the revenues of DBA for the fiscal years ended August 31, 2009, August 31, 2010 and for the interim period from August 31, 2010 through January 31, 2011 (the “Principal Customers”).  The relationship of DBA with its customers are good commercial working relationships and no Principal Customer of DBA has canceled or terminated or Threatened to cancel or terminate, his or its relationship with DBA.

(t)           Stations.  DBA manages and provides administrative, billing and other support services to that series of independently owned and operated station locations identified on Schedule 3.2(t) (the “Stations”).  All agreements between DBA and the owner/operators of such stations (the “Station Agreements”) are included on Material Contracts under Schedule 3.2(p).  Except as indicated on Schedule 3.2(t), all such Station Agreements are: (i) in full force and effect; and (ii) are enforceable in accordance with the terms thereof.  All parties to all of the Station Agreements have performed all obligations required to be performed to date under such Station Agreements, and neither DBA and, to the Knowledge of DBA, nor any other party thereunder, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default under any Station Agreement. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of DBA under any Station Agreement.  The relationships of DBA with the owners/operators of the Stations are good commercial working relationships and no owners/operators of any Stations have canceled, curtailed or otherwise terminated or Threatened to cancel or otherwise terminate, any Station Agreement.

(u)           Conflicting Interests. Except as set forth on Schedule 3.2(u), no director, officer, employee or DBA Shareholder, and no relative or affiliate of any of the foregoing (i) sells or purchases goods or services from DBA or has any pecuniary interest in any supplier or client of any of the foregoing or in any other business enterprise with which DBA conducts business or with which any of the foregoing is in competition, or (ii) is indebted to DBA except for money borrowed and as set forth on the Financial Statements. Further except as set forth on Schedule 3.2(u), the DBA Shareholder, directors, officers, and employees of DBA, and their Related Persons do not have any interest in any of the properties or assets of or used by DBA and do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with DBA, or (ii) has engaged or is engaged in competition with DBA with respect to any line of products or services of DBA in any market presently served by DBA (a “Competing Business”) (except for the ownership of less than three percent (3%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over the counter market).  Except as set forth in the Shareholders’ Schedules, neither the DBA Shareholder, nor any director or officer of DBA and none of their Related Persons is a party to any contract with, or has any claim against, DBA.

(v)           Environmental Protection.  Except as set forth in the Schedule 3.2(v), to the Knowledge of the Principal Shareholders: (i) DBA is currently in compliance with all applicable Environmental Laws, and has obtained all permits and other authorizations from, and submitted all forms, fees, registrations, reports and similar filings to, the appropriate Person or Governmental Authority required to operate its facilities in compliance with applicable Environmental Laws; (ii) DBA  has not violated any applicable Environmental Law; (iii) there is no present requirement of any applicable Environmental Law which is due to be imposed upon DBA  which will increase its cost of complying with the Environmental Laws; (iv) all on-site generation, treatment, processing, storage and disposal of Hazardous Materials by DBA  has been done in compliance with currently applicable Environmental Laws; (v) all off-site transportation, treatment, processing, storage and disposal of Waste and Hazardous Materials generated by DBA  has been done in compliance with currently applicable Environmental Laws; (vi) DBA  has not released, spilled, leaked or otherwise discharged into the environment any Regulated Substance except as expressly authorized by Environmental Laws; and (vii) DBA  has not used or otherwise managed any Regulated Substance except in strict compliance with all Environmental Laws.

(w)           Absence Of Certain Business Practices.  Except for customer or prospective customer entertainment occurring in the Ordinary Course of Business,  neither DBA nor any Person authorized to act on its behalf, has within the past six (6) years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist DBA in connection with any actual or proposed transaction) which would subject DBA to any damage or penalty in any civil, criminal or governmental litigation or Proceeding.

(x)           Absence Of Certain Changes Or Events.  Except as and to the extent set forth on the Financial Statements, to the extent contained in this Agreement, or as set forth on Schedule 3.2(x), since January 31, 2011, there has not been: (i) any Material Adverse Effect on DBA; (ii) any entry by DBA into any material commitment or transaction which is not in the Ordinary Course of Business; (iii) any change by DBA in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (iv) any declaration, payment or setting aside for payment of any dividends or other distributions (whether in cash, stock or property) in respect of capital stock of DBA, or any direct or indirect redemption, purchase or any other type of acquisition by DBA of any shares of its capital stock or any other securities for an aggregate sum in excess of $5,000; (v) any acquisition of the assets of DBA, other than in the Ordinary Course of Business and consistent with past practice and in excess of $25,000 in the aggregate; or (vi) any execution of any agreement with any executive officer of DBA providing for his or her employment, or any increase in the compensation or in severance or termination benefits payable or to become payable by DBA to its officers or Key Employees, or any material increase in benefits under any collective bargaining agreement or in benefits under any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding (whether or not legally binding) providing benefits to any present or former employee of DBA. Since January 31, 2011, there has not been and there is not threatened, any material physical damage or loss to any of the properties or assets of the business or to the premises occupied in connection with the business, whether or not such loss is covered by insurance.

(y)           Payments.  Neither DBA nor any current agent, current representative or current employee has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is any manner related to the operations of DBA, which is illegal under any federal, state or local law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or any other country having jurisdiction; and DBA has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

(z)           Investment Intent.

(i)           The DBA Shareholders acknowledge that Acquiror’s Shares that may be issued to them pursuant to the Acquiror Promissory Note will not be not be registered under the Act or under any Blue Sky Laws on the basis of the statutory exemption provided by Section 4(2) and Rule 506 of the Securities Act, relating to transactions not involving a public offering, and the Acquiror’s reliance on the statutory exemption thereof is based in part on the representations contained in this Agreement.

(ii)           Each DBA Shareholder represents (i) that he or it has, or as of the Closing, will have reviewed Acquiror’s “SEC Reports” (as hereafter defined) and that he or it has such knowledge and experience in financial and business matters that he or it is capable of utilizing the information set forth therein, concerning Acquiror to evaluate the risk of investing in the Acquiror; (ii) each Principal Shareholder is an “Accredited Investor” within the definition set forth in Rule 501(a) under the Act; (iii) that he or it is able to bear the economic risk and lack of liquidity inherent in holding any Acquiror Shares acquired pursuant to this Agreement; (iv) that he or it has been advised that the Acquiror’s Shares to be issued to him or it by the Acquiror will not be registered under the Securities Act, and accordingly, such Shareholders may only be able to sell or otherwise dispose of such shares in accordance with Rule 144, an applicable exemption from registration under the Securities Act, or except as otherwise provided in this Agreement; (v) that the Acquiror Shares will be held for investment and not with a view to, or for resale in connection with the public offering or distribution thereof; (vi) that the Acquiror Shares so issued will not be sold without registration thereof under the Act (unless such shares are subject to registration or in the opinion of counsel to the Acquiror an exemption from such registration is available), or in violation of any law; and (vii) that the certificate or certificates representing the Acquiror Shares to be issued will be imprinted with a legend in form and substance as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BE REGISTERED UNDER THE SECURITIES ACT. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT, BASED ON AN INSTRUCTION LETTER OR CERTIFICATE FROM ACQUIROR OR ITS COUNSEL OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

and Acquiror is hereby authorized to notify its transfer agent of the status of the Acquiror Shares and to take such other action, including but not limited to, the placing of a “stop-transfer” order on the transfer agent’s books and records to assure compliance with the Act.

(iii)           Each DBA Shareholder has either upon the date hereof or before the Closing hereunder, been afforded the opportunity to review and is familiar with the SEC Reports and has based his decision to invest solely on the information contained therein, and the information contained within this Agreement and the associated exhibits and schedules, and has not been furnished with any other literature, prospectus or other information except as included in the SEC Reports or this Agreement, and except for such other information provided to the DBA Shareholders in connection with Section 3.31(d) below.

(iv)           Each DBA Shareholder has been given the opportunity to ask questions about Acquiror and is satisfied that any information about the Acquiror and Acquiror Shares have been answered to such DBA Shareholder’s satisfaction.

(v)           Each DBA Shareholder understands that no federal or state agency has approved or disapproved the Acquiror Shares, passed upon or endorsed the merits of the transfer of such shares set forth within this Agreement or made any finding or determination as to the fairness of such shares for investment.

(aa)           Statements And Other Documents Not Misleading.  This Agreement, including all exhibits and schedules hereto taken as a whole, does not contain and will not contain any untrue statement of any material fact. There is no fact known to DBA or the Principal Shareholders which is reasonably likely to have a Material Adverse Effect on DBA which has not been set forth in this Agreement as an exhibit or schedule hereto.

 3.3           REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND THE MERGER SUB.

As a material inducement to DBA and the DBA Shareholders to execute this Agreement and consummate the Merger, Acquiror hereby represents and warrants to DBA and the DBA Shareholders that each of the following representations and warranties are true and correct as of the date hereof, except as set forth in written disclosure schedules (the “Acquiror’s Schedules”) delivered to the DBA Shareholders pursuant to this Section 3.3.  The Acquiror’s Schedules are numbered to correspond to the various sections of this Section 3.3 setting forth certain exceptions to the representations and warranties contained in this Article III and certain other information required by this Agreement; provided, however, that any information disclosed in any section of the Acquiror’s Schedules shall be deemed to be disclosed and incorporated in any other part of the Acquiror’s Schedules, and shall modify and except the representations and warranties applicable thereto, where such incorporation is reasonable under the circumstances.

(a)           Corporate Existence and Power.  Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and the Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and the Merger Sub has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any of the foregoing would not have a Material Adverse Effect on Acquiror or Merger Sub.  Each of Acquiror and the Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror or Merger Sub.  Acquiror owns all of the issued and outstanding shares of capital stock of the Merger Sub, and there are no other rights or obligations of Acquiror or the Merger Sub to issue any other shares of capital stock of the Merger Sub. The Merger Sub has conducted no business activity other than in connection with the transactions contemplated by this Agreement. True, complete and correct copies of the certificate of incorporation and bylaws of Acquiror and Merger Sub, as amended to date are attached hereto as Schedule 3.3(a).

(b)           Due Authorization.  This Agreement and the other agreements described herein to which Acquiror is a party, have been duly authorized, executed and delivered by Acquiror and the Merger Sub and constitute, or as of the Closing will constitute, valid and binding agreements of Acquiror and the Merger Sub, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. As of the date hereof, all corporate action on the part of Acquiror and the Merger Sub required under applicable law in order to consummate the Merger has occurred.

(c)           No Contravention.  The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated thereby will not (i) result in any violation of any provision of the certificate of incorporation or bylaws of Acquiror or Merger Sub or (ii) result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of an right or obligation or to loss or a benefit under, any provision of the certificate of incorporation  or bylaws of Acquiror or the Merger Sub or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, or to the Knowledge of Acquiror, any statute, law, ordinance, rule or regulation applicable to Acquiror or its properties or assets. or result in the creation or imposition of any Encumbrance on any asset of Acquiror or Merger Sub, except, only as to clause (ii) above, such as is not reasonably likely to have a Material Adverse Effect on Acquiror or Merger Sub or prevent Acquiror or Merger Sub from consummating the transactions contemplated by this Agreement.  No material consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Acquiror or the Merger Sub in connection with the execution and delivery of this Agreement by either of them or the consummation by either of them of the transactions contemplated hereby, except the filing of the Certificate of Merger with the Secretary of the State of Delaware, and to the extent a Form D may be filed with the SEC or any other form may be required to be filed with a state securities commission, in connection with the possible issuance of Acquiror Common Stock.

(d)           Capitalization.  The authorized capital stock of Acquiror consists of 55,000,000 shares, of which 50,000,000 shares are designated as common stock, par value $.001 per share, of which 30,514,759 shares are issued and outstanding, and of which 5,000,000 shares are designated as preferred stock, par value $.001 per share, of which no shares were issued and outstanding as of the date hereof.  All outstanding shares of capital stock of Acquiror have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as otherwise set forth herein, within the SEC Reports, there are no outstanding or presently authorized warrants, preemptive rights, subscription rights, options or related commitments or agreements of any nature to issue any of Acquiror’s securities or to sell, pledge, assign or otherwise transfer such securities, except that Acquiror presently has outstanding option to purchase, if exercised, 3,758,282 shares of its common stock.

(e)           SEC Reports.  The Acquiror has made available to DBA and the Principal Shareholders accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by the Acquiror with the SEC since October 2005 (the “SEC Reports”) which availability will be deemed satisfied if the SEC Reports are available in final form on the SEC’s website.  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be).  As of the date hereof, the Closing Date and the Election Date, the SEC Reports, considered as a whole, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)           Consolidated Financial Statements.  The consolidated financial statements of Acquiror contained in the SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such consolidated financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC; and (iii) fairly present in all material respects the consolidated financial position of the Acquiror as of the respective dates thereof and the consolidated results of operations of the Purchaser for the periods covered thereby, except that the unaudited interim financial statements were or when filed are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(g)           Litigation.  Except as set forth within its SEC Reports, there are no Proceedings, claims or demands pending or, to the Knowledge of Acquiror, Threatened against or involving the Acquiror or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation that would otherwise be required to be disclosed in such SEC Reports pursuant to the rules and regulations of the SEC; and (ii) there are no Proceedings pending or, to the Knowledge of Acquiror, Threatened against or involving the Acquiror by or before any Governmental Authority, department, commission, bureau, instrumentality or agency (including but not limited to any Governmental Authority concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or, to the Knowledge of Acquiror, state of facts existing which could give rise to any such proceedings; and the Acquiror is not in violation of any Injunction of any Governmental Authority.  There is no order, writ, Injunction, judgment or decree to which Acquiror or any of its assets owned or used by it, is subject.

(h)           Statements And Other Documents Not Misleading.  This Agreement, including all exhibits and schedules hereto taken as a whole, does not contain and will not contain any untrue statement of any material fact. There is no fact known to Acquiror or Merger Sub which is reasonably likely to have a Material Adverse Effect on the business, prospects, financial condition or results of operations of Acquiror or Merger Sub which has not been set forth in this Agreement as an exhibit or schedule hereto.

ARTICLE IV
COVENANTS OF THE PARTIES PENDING CLOSING

 4.1           ACCESS TO INFORMATION.

At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Section 8, and in each case subject to Section 7.2 below, each of the parties hereto shall provide to the other parties (and the other parties’ authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party.  The Acquiror, its officers, counsel, or accountants shall, with the prior consent of DBA, have the authority to interview, as reasonably necessary and without undue disruption to the business of DBA, all employees, customers, vendors, and suppliers, and DBA shall make such introductions as may be requested; provided, however, that any contacts or interactions with DBA’s customers, vendors and suppliers shall be in a commercially reasonably manner consistent with the best interests of DBA.

 4.2           INTERIM OPERATIONS.

During the period from the date of this Agreement and continuing until the Closing, DBA agrees (except as expressly contemplated by this Agreement, including any Exhibits and Schedules hereto, or to the extent that Acquiror shall otherwise consent in writing such consent not to be unreasonably withheld, conditioned, or delayed) that as to DBA:

(a)           Ordinary Course. DBA shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it;

(b)           Dividends; Changes in Stock.  DBA shall not and shall not propose to (i) declare, set aside or pay any dividend, on, or make other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock (iii) redeem, repurchase or otherwise acquire any shares of its capital stock or (iv) otherwise change its capitalization.

(c)           Issuance of Securities.  Except as contemplated by this Agreement, DBA shall not sell, issue, pledge, authorize or propose the sale or issuance of, pledge or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

(d)           Governing Documents.  DBA shall not amend its certificate of incorporation or its bylaws.

(e)           No Dispositions.  DBA shall not sell, lease, pledge, encumber or otherwise dispose of or agree to sell, lease, pledge, encumber or otherwise dispose of, any of its assets that are material except in the Ordinary Course of Business consistent with prior practice and in no event amounting in the aggregate to more than $25,000, except for the distribution of Key-Man Insurance policies to the Founding Shareholders.

(f)           Indebtedness.  DBA shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of DBA or guarantee any debt securities of others other than in the Ordinary Course of Business consistent with prior practice and in no event amounting in the aggregate to more than $25,000.

(g)           Capital Expenditures.  DBA shall not make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate without the Acquiror’s prior written consent.

(h)           Materials and Supplies. DBA shall maintain the levels of materials and supplies used in the Business consistent with DBA’s past practice for similar periods of the calendar year.

(i)           Benefit Plans; Etc.  DBA shall not adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan (as defined herein).

(j)           Executive Compensation.  DBA shall not grant to any executive officer any increase in compensation or in severance or termination pay, or enter into any new, or amend any existing employment agreement with any executive officer.

(k)           Acquisitions.  DBA shall not acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or subdivision thereof, or make any investment by either purchase of stock or securities, contributions to capital, property transfer or, except in the Ordinary Course of Business, purchase of any property or assets, of any other individual or entity.

(l)           Tax Elections. DBA shall not make any material tax election or settle or compromise any material federal, state, local or foreign tax liability.

(m)           Taxes.  DBA will duly and timely file all reports or Tax Returns required to be filed with federal, state, local and foreign authorities and will promptly pay all Tax, assessments and governmental charges levied or assessed upon it or any of its properties (unless contesting such in good faith and adequate provision has been made therefor).

(n)           Insurance.  DBA shall maintain in full force and effect all insurance coverages for its properties and assets substantially comparable to coverages existing on the date hereof.

(o)           Waivers and Releases.  DBA shall not waive, release, grant or transfer any rights of material value or modify or change in any material respect any Station Agreement other than in the Ordinary Course of Business  and consistent with past practice.

(p)           Related Persons.  DBA shall not enter into, or modify, any contract with a Related Person except for those expressly contemplated therein.

(q)           Other Actions.  DBA shall not enter into any agreement or arrangement to do any of the foregoing.

 4.3           CONSENTS.

Acquiror, Merger Sub, DBA and the Principal Shareholders shall cooperate and use their best efforts to obtain, prior to the Closing, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that no loan agreement or contract for borrowed monies shall be repaid and no contract shall be amended materially to increase the amount payable thereunder or otherwise to be materially more burdensome to DBA in order to obtain any such consent, approval or authorization without first obtaining the written approval of the other parties hereto.

 4.4           FILINGS.

Acquiror, the Merger Sub, DBA and the Principal Shareholders shall, as promptly as practicable, make any required filing, and any other required submissions, under any law, statute, order rule or regulation with respect to the Merger and the related transactions and shall cooperate with each other with respect to the foregoing.

 4.5           ALL REASONABLE EFFORTS.

Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the boards of directors of the parties hereto to their respective shareholders, as advised by their counsel, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonable practicable, to consummate the Merger and the other transactions contemplated by this Agreement.

 4.6           FURTHER MUTUAL COVENANTS.

Acquiror, the Merger Sub, DBA and the Principal Shareholders shall each refrain from taking any action which would render any representations or warranties contained in Article III of this Agreement inaccurate as of the Closing Date and shall promptly notify the other Parties upon the happening of any event or taking of any action which renders any such representation or warranty inaccurate.  Each Party shall promptly notify the other Parties if he or it has discovered that any representation or warranty made by another Party under this Agreement is untrue or incorrect in any material respect. Each Party shall promptly notify the other Parties of any action, suit or proceeding that shall be instituted or Threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

 4.7           NOTIFICATION OF CERTAIN MATTERS.

DBA and the Principal Shareholders shall give prompt notice to Acquiror, and Acquiror and the Merger Sub shall give prompt notice to DBA and the Principal Shareholders, of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which causes any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of DBA and the Principal Shareholders, on the one hand, or Acquiror or the Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement as expressly provided in this Agreement.

 4.8           EXPENSES.

All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated, provided that, the costs and expenses of DBA incurred in connection with the contemplated transactions shall be borne by the DBA Shareholders. Any costs and expenses of each respective DBA Shareholder incurred in connection with the contemplated transaction, shall be borne by each respective DBA Shareholder.

 4.9           DOCUMENTS AT CLOSING.

Each party to this Agreement agrees to execute and deliver at the Closing those documents applicable to such Party identified in Section 2.2.

 4.10           EXCLUSIVE DEALING.

Neither the Principal Shareholders nor DBA will, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to an acquisition or purchase of all or a material portion of the assets of or an equity interest in DBA or any merger, consolidation or business combination with DBA, or (b) participate in any discussions or negotiations regarding, or furnish to any other person, any non-public information with respect to or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  The Principal Shareholders and DBA agree to promptly notify the Acquiror of any such proposal or offer, or any inquiry or contact with respect thereto received by DBA, or any of the Principal Shareholders.

ARTICLE V
CONDITIONS TO CONSUMMATION OF THE MERGER

 5.1           CONDITIONS TO OBLIGATIONS OF DBA AND THE PRINCIPAL SHAREHOLDERS.

(a)           The obligations of DBA and the Principal Shareholders under this Agreement shall be subject to the following conditions, any or all of which may be waived in writing by the Principal Shareholders:

(i)           Each of the Acquiror and Merger Sub shall have in all respects performed and complied with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by Acquiror and Merger Sub on or prior to the Closing Date.  Each of the representations and warranties of Acquiror and Merger Sub in this Agreement that is already expressly qualified by a reference to materiality shall be true in all respects as so qualified on the date hereof and on the Closing Date, and each of the representations and warranties of Acquiror and the Merger Sub in this Agreement that is not so qualified shall be true and correct in all respects on the date hereof and will be true and correct in all material respects as of the Closing Date.

(ii)           Acquiror, as applicable, shall have executed and delivered to DBA and the Principal Shareholders the documents, and shall have taken the actions set forth within Section 2.2(b) hereof.

(iii)           As of the Closing Date, nothing shall have occurred which, individually or in the aggregate, had or is reasonably expected to have a Material Adverse Effect on the Acquiror or Merger Sub.

(iv)           DBA shall have obtained approval of the DBA Shareholders in accordance each by NJBCA and this Agreement.

(v)           No action, proceeding or investigation shall have been instituted or Threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby and all required consents and approvals for the consummation of the transactions shall have been secured.

 5.2           CONDITIONS TO ACQUIROR’S AND THE MERGER SUB’S OBLIGATIONS.

(a)           The obligations of Acquiror and Merger Sub under this Agreement  shall be subject to the following conditions, any or all of which may be waived in writing by Acquiror and the Merger Sub:

(i)           DBA and the Principal Shareholders shall have performed and complied in all respects with each of the agreements, covenants, stipulations, terms and conditions contained herein and required to be performed or complied with by them on or prior to the Closing Date.  Each of the representations and warranties of DBA and the Principal Shareholders in this Agreement that is already expressly qualified by a reference to materiality shall be true in all respects as so qualified on the date hereof and on the Closing Date, and each of the representations and warranties of DBA and the Principal Shareholders in this Agreement that is not so qualified shall be true and correct in all respects as of the date hereof and will be true and correct in all material respects as of the Closing Date.

(ii)           DBA and the Principal Shareholders, as applicable, shall have executed and delivered to Acquiror at Closing the documents, and taken the actions identified in Section 2.2(a) hereof.

(iii)           As of the Closing Date, nothing shall have occurred which, individually or in the aggregate, had or is reasonably expected to have a Material Adverse Effect on DBA.

(iv)           No action, proceeding or investigation shall have been instituted or Threatened to set aside the transactions provided for herein or to enjoin or prevent the consummation of the transactions contemplated hereby.

(v)           All required consents and approvals for the consummation of the transactions contemplated hereby shall have been secured or waived.

(vi)           DBA shall have obtained approval of the DBA Shareholders in accordance with the NJBCA and this Agreement.

(vii)           No shareholder of DBA shall have filed with DBA, prior to the DBA Shareholders Meeting at which a vote is to be taken with respect to a proposal to approve this Agreement, a written objection to such proposed action and to have asserted the right to exercise dissenter’s rights, or a refusal to comply with the drag along features of the DBA Shareholders Agreement.

(viii)           DBA shall have secured a release and pay-off statement from PNC Bank reflecting no balance due, in form satisfactory to counsel for Acquiror.

ARTICLE VI
INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS

 6.1           INDEMNIFICATION.

(a)           Subject to the limitations set forth in this Article VI, DBA (for all periods prior to and ending on the Closing), and the DBA Shareholders, jointly and severally (but only with respect to the periods after the Closing), shall defend and hold harmless Acquiror from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys’ fees and related disbursements (collectively, “Claims”) incurred by the Acquiror: (i) which arise out of or result from a breach of any representation or warranty of the Principal Shareholders contained in this Agreement (other then Section 3.1, which is addressed in Section 6.1(b) below); (ii) which arise out of or result from a breach of any covenant or agreement of the Principal Shareholders contained in this Agreement or any of the Ancillary Agreements, or in the Schedules annexed hereto or thereto, or in any deed, exhibit, closing certificate, schedule or any ancillary certificates furnished by the Principal Shareholders pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; (iii) which arise out of or relate to fraud on behalf of DBA or the DBA Shareholders, or any fraudulent misrepresentation of DBA or the DBA Shareholders under this Agreement; or (iv) for any Liability of DBA to Sovereign Bank that existed on or before the Closing Date, as referenced on the UCC lien search secured by Acquiror prior to the date hereof (the “Sovereign Bank Liability”). On the Closing Date, all representations and warranties contained in this Agreement and made by DBA, the DBA Shareholders or the Principal Shareholders will expire as to DBA and thereafter will be deemed to be made exclusively by the Principal Shareholders.

(b)           Each DBA Shareholders shall, jointly but not severally defend and hold harmless Acquiror from and against Claims incurred by the Acquiror which arise out of or result from a breach of any representation or warranty of such DBA Shareholders contained in Section  3.1 of this Agreement. On the Closing Date, all representations and warranties contained in this Agreement and made by the DBA Shareholder under Section  3.1 of this Agreement will expire as to DBA and thereafter will be deemed to be made exclusively by the DBA Shareholders.

(c)           The Acquiror shall indemnify, defend and hold harmless the DBA Shareholders from and against any and all Claims incurred by any of the DBA Shareholders which arise out of or result from breach of any representation or warranty of the Acquiror or Merger Sub or a breach of any covenant or agreement of the Acquiror or Merger Sub contained herein or any of the Ancillary Agreements or in the exhibits or schedules annexed hereto or thereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates furnished by the Acquiror or Merger Sub pursuant hereto or in connection with the transactions contemplated hereby or thereby.

(d)           The right to indemnification, payment of damages or other remedy based on any representations, warranties, covenants and obligations contained in this Agreement will not be affected by and will survive any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

 6.2           BASKETS, CAPS AND OTHER LIMITS.

(a)           In respect of the Acquiror’s assertion of any Claim under Section 6.1(a) and  6.1(b), the Acquiror shall not be entitled to indemnification until the aggregate amount of all such Claims exceeds $180,000 (the “Acquiror’s Threshold Amount”) whereupon the Acquiror shall be entitled to indemnification for the full amount of such Claims including the Acquiror’s Threshold Amount and may assert any subsequent Claim without regard to the Acquiror’s Threshold Amount.  Any Claim asserted by Acquiror related to the Sovereign Bank Liability shall not be subject to Acquiror’s Threshold Amount.  No Claim may be asserted by the Acquiror after September 30, 2012, except in respect of (i) the representations and warranties in Sections 3.1, 3.2(a), 3.2(b), 3.2(d), 3.2(j) and 3.2(v); (ii) any Claim for fraud or fraudulent misrepresentation; or (iii) the Sovereign Bank Liability; all of which may be asserted at any time after the Closing Date subject to the applicable statute of limitations. The aggregate liability of the DBA Shareholders for all Claims under Section 6.1(a) and  6.1(b) shall not exceed the Shareholders’ Indemnification Limitation Amount except in respect of (i) the representations and warranties in Sections 3.1, 3.2(a), 3.2(b), 3.2(d), 3.2(j) and 3.2(v); (ii) any Claim for  acts of fraud or fraudulent misrepresentations; or (iii) the Sovereign Bank Liability;  the aggregate liability of the DBA Shareholders for which shall not exceed the Merger Consideration actually received by the DBA Shareholders.

(b)           In respect of the DBA Shareholders’ assertion of a Claim under Section 6.1(c), the DBA Shareholder shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $100,000 (the “Shareholders’ Threshold Amount”), whereupon the DBA Shareholder shall, subject to the limitations set forth below, be entitled to indemnification for the full amount of such Claims including the DBA Shareholder’ Threshold Amount and may assert any subsequent claim without regard to the DBA Shareholder’ Threshold Amount.  No Claim under Section 6.1(c) for a breach of a representation or warranty may be asserted after September 30, 2012, except for fraud or fraudulent misrepresentation, which may be asserted at any time subject to the applicable statute of limitations.  The aggregate liability of the Acquiror for any Claim under Section 6.1(c) shall not exceed the Acquiror’s Indemnification Limitation Amount; provided, however, that the aggregate liability of the Acquiror for any Claims arising from a breach of the covenants contained in Section 6.8 hereof or acts of fraud or fraudulent misrepresentation shall not exceed the Merger Consideration actually paid by the Acquiror.

(c)           For the purpose of any assertions of a Claim under either Sections 6.1(a), 6.1(b) or 6.1(c) above, and the determination of the respective Acquiror’s Threshold Amount or the Shareholders’ Threshold Amount, the representations and warranties of the Parties shall not be deemed to be qualified by any references to Material Adverse Effect, materiality or “Liabilities in excess of” a dollar amount.

 6.3           EXPIRATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

The representations and warranties contained herein shall survive the Closing and shall thereupon terminate on September 30, 2012, except in respect of any Claims related to or arising out of (i) the representations and warranties in Sections 3.1, 3.2(a), 3.2(b), 3.2(d), 3.2(j) and 3.2(v); (ii) any Claim for fraud or fraudulent misrepresentation; or (iii) the Sovereign Bank Liability; all of which may be asserted at any time after the Closing Date subject to the applicable statute of limitations. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. If prior to the applicable expiration of a representation, warranty or covenant, Acquiror shall have delivered a Claim Notice to the DBA Shareholders, then the specific indemnification claim set forth in the Claim Notice shall survive such expiration date and shall not be extinguished thereby.

 6.4           METHODS OF ASSERTING CLAIMS FOR INDEMNIFICATION.

All Claims for indemnification under this Agreement shall be asserted as follows:

(a)           Third Party Claims.  In the event that any Claim for which a Party (the “Indemnitee”) would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of such Claim, specifying the nature thereof, and the amount or the estimated amount thereof, if known (the “Claim Notice”).  The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery of the Claim Notice) to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee.  If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly defended by Indemnitor; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

The Indemnitee shall have the right to participate in, but not control, any such defense or settlement, at its sole cost and expense.  If the Indemnitor has disputed the Claim, as provided above, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion.  Neither Indemnitee nor Indemnitor shall be otherwise liable for any settlement of any Claim without the prior written consent of the other Party.

(b)           Non-Third Party Claims.  In the event that the Indemnitee has a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor.  If the Indemnitor does not satisfy the Claim within thirty (30) days of the date of the Claim Notice, then such Claim shall be submitted to arbitration pursuant to Section 10.9 hereof.

 6.5           EXCLUSIVE RIGHT OF SET-OFF.

In the event a Claim arises pursuant to this Article VI, Acquiror’s sole and exclusive remedy as against the DBA Shareholders shall be to apply the amount of the Claim as a set-off against (i) first, the Integration Payment and (ii) second, only if the Integration Payment has already been paid to Shareholders Agent or reduced to zero by the preceding clause (i) the Acquiror Promissory Note; provided, however, that prior to asserting its rights under this Section 6.5, Acquiror shall have delivered a Claim Notice to the Shareholders’ Agent in accordance with Section 6.4(a) or (b), as applicable, which shall set forth the amount of the Claim.  In the event that the Shareholders’ Agent notifies the Acquiror within the time period set forth in Section 6.4(a) or (b), as applicable, that it disputes the Claim and the Claim has not been settled or resolved prior to the time payment from the Acquiror is due the Claim shall be submitted to arbitration pursuant to Section 10.9 hereof, and Acquiror’s obligation, in that event, shall be to pay any undisputed amount due to the DBA Shareholder that is not subject to a Claim Notice.

 6.6           NO RIGHT OF CONTRIBUTION.

After the Closing, the DBA Shareholders shall not have any right of contribution against DBA for any breach of representation, warranty, covenant or agreement of DBA under this Agreement or for any third party claims that may be asserted against any such DBA Shareholder after the Closing.

 6.7           INDEMNITY MATTERS.

(a)           Notwithstanding any other provision of this Agreement, none of the Acquiror, Merger Sub or DBA shall be entitled to indemnification for any Claim to the extent that an amount has, by line item or footnote, been specifically identified and reserved for in the Financial Statements, and no Party shall be liable for a Claim to the extent it arose from (i) a change in accounting or a law related to Taxes, policy or practice made after the Closing Date, or (ii) any legislation not in force at the Closing Date.

(b)           Notwithstanding any other provision of this Agreement, the amount of any indemnification payable under this Article VI shall be reduced by the amount of any insurance proceeds received by the Indemnitee on account of the Claim.  The Parties hereto agree that in seeking indemnification payable under this Article VI, each Party shall, as applicable, (i) exercise good faith in not taking any action, or omitting to take any action, that would jeopardize or prejudice the interests of an Indemnitor and (ii) use commercially reasonable efforts to pursue all rights and remedies of an Indemnitee or its Affiliates under any insurance policy or any other obligation of indemnification in its favor.

 6.8           BUYER STOCK COVENANTS.

(a)           As of the date hereof, Acquiror is, and from the date hereof through and including the date that is three (3) months following the Closing Date, shall remain, in compliance with the requirements of Rule 144(c)(1) of the Exchange Act.  Until the fourteen (14) month anniversary of the Closing Date, Acquiror shall maintain the listing of its Common Stock on the quotation or reporting system on which its Common Stock trades as of the date hereof, or the NYSE, Nasdaq or AMEX.  In the event Acquiror has not been in compliance with the covenants contained in this Section 6.8(a) for at least twelve consecutive months as of Election Date, it shall be prohibited from electing to issue the Acquiror Stock.

(b)           In the event Acquiror elects to issue the Acquiror Stock as contemplated by the Acquiror Promissory Note and Section 1.3 hereof, Acquiror shall (i) cause any and all restrictive legends with respect to the Acquiror Stock to be removed as soon as possible after any such legend ceases to be required under Rule 144, and in such event no later than four (4) business days after requested by Shareholders Agent (unless reasonably disputed by Acquiror), and (ii) deliver to the Shareholders Agent the Rule 144 Certificate promptly (and no later than two (2) business days) after any request by any DBA Shareholder for same.

ARTICLE VII
ADDITIONAL AGREEMENTS OF THE PARTIES

 7.1           PROHIBITION ON TRADING IN ACQUIROR STOCK.

The DBA Shareholders acknowledge that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of Acquiror, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Acquiror.  Accordingly, the DBA Shareholders agree that they will not purchase or sell any securities of Acquiror, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Acquiror, until no earlier than seventy-two (72) hours following the filing of a Current Report on Form 8-K with the SEC announcing the Closing pursuant to this Agreement.

 7.2           CONFIDENTIALITY.

(a)           With respect to Confidential Information concerning DBA and the DBA Shareholders that is made available to Acquiror pursuant to the terms of this Agreement, Acquiror agrees that it shall hold such Confidential Information in strict confidence, shall not use such information except for the sole purpose of evaluating, and performing the Acquiror’s obligations and exercising the Acquiror’s rights under, this Agreement and shall not disseminate or disclose any of such information other than to the directors, officers, employees, shareholders, affiliates, agents and representatives of the Acquiror who need to know such information for the sole purpose of evaluating, and performing the Acquiror’s obligations and exercising the Acquiror’s rights under, this Agreement (each of whom shall be informed by Acquiror of the confidential nature of the Confidential Information and directed by Acquiror to treat such information confidentially).  If this Agreement is terminated pursuant to the provisions of Article VIII, Acquiror shall immediately return all such Confidential Information of DBA, all copies thereof and all information prepared by Acquiror based upon the same.  The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by Acquiror from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of Acquiror or any party who received the same through Acquiror; provided, however, that Acquiror has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by Acquiror; (iv) is independently developed by Acquiror or any of its Affiliates without the use of any Confidential Information received from DBA or the DBA Shareholders; or (v) is disclosed with the express prior written consent thereto of DBA or the DBA Shareholders.  Acquiror shall undertake all necessary steps to ensure that the secrecy and confidentiality of such Confidential Information will be maintained in accordance with the provisions of this subsection (a).

(b)           With respect to Confidential Information concerning Acquiror that is made available to DBA and the DBA Shareholders pursuant to the provisions of this Agreement, the DBA Shareholders and DBA agree that they shall hold such Confidential Information in strict confidence, shall not use such Confidential Information except for the sole purpose of evaluating, and performing the DBA Shareholders’ or DBA’s obligations and exercising the DBA Shareholders’ and DBA’s rights under, this Agreement, and shall not disseminate or disclose any of such Confidential Information other than to DBA’s directors, officers, employees, affiliates, agents and representatives (including DBA’s accountants and insurance providers) who need to know such information for the sole purpose of evaluating, or performing DBA’s or the DBA Shareholders’ obligations or exercising DBA’s or the DBA Shareholders’ rights under, this Agreement and the related transactions (each of whom shall be informed by the DBA Shareholder or DBA of the confidential nature of the Confidential Information and directed by such party to treat the Confidential Information confidentially).  If this Agreement is terminated pursuant to the provisions of Article VIII, the DBA Shareholders agree to return immediately all Confidential Information, all copies thereof and all information prepared by either of the DBA Shareholders or DBA based upon the same.  The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the DBA Shareholders or DBA from a third party under no obligation of confidentiality; (ii) becomes known publicly other than through any act or omission of the DBA Shareholder or DBA or any party who received the same through the DBA Shareholders or DBA; provided, however, that to the Knowledge of the DBA Shareholders and DBA ,no disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the DBA Shareholder or DBA; (iv) is independently developed by DBA or the DBA Shareholders without the use of any Confidential Information received from the Acquiror or its Affiliates or (v) is disclosed with the express prior written consent thereto of Acquiror.  The DBA Shareholders and DBA agree to undertake all necessary steps to ensure that the secrecy and confidentiality of the Confidential Information will be maintained in accordance with the provisions of this subsection (b).

(c)           Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by law, rule, regulation, court order or subpoena to disclose Confidential Information which is subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing Party shall:  (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such portion of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such law, rule, regulation, court order or subpoena.

(d)           On and after the Closing, the DBA Shareholders shall hold in strict confidence all Confidential Information of DBA and the Business, shall not disclose, publish or make use of such knowledge or information without the consent of the Acquiror.

 7.3           NON COMPETITION

(a)           Each of Eagen and Pollara covenants and agrees with the Acquiror that during the period commencing on the Closing Date and terminating on the later of: (i) March 31, 2016; and (ii) two (2) years after the latest date such Principal Shareholder was employed by DBA or the Acquiror or any Affiliate of DBA or the Acquiror (the “Non-compete Term”), he will not, without the prior written consent of the Acquiror, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively within the United States of America, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities that are competitive with the “business of Acquiror and DBA” and located within two hundred and fifty (250) miles of any Company Location.  For the purposes hereof, the “business of Acquiror and DBA” shall be determined to be the business engaged in by DBA, the Acquiror or any Affiliates of DBA or the Acquiror, is engaged in on the earlier of (i) the end of the Non-compete Term; or (ii) the date that the Principal Shareholder is no longer employed by DBA or the Acquiror or any Affiliate of DBA or the Acquiror.

(b)           The provisions of Section 7.3(a) above are to be applied in addition to, and independent and exclusive of, any other or existing non-competition arrangements, agreements or understandings between DBA and each of Eagen and Pollara, including but not limited to, that certain Non-Competition, Non-Solicitation and No-Hire Agreement between Eagen and DBA effective as of June 30, 2008, and that certain Non-Competition, Non-Solicitation and No-Hire Agreement between Pollara and DBA effective as of June 30, 2008.

 7.4           NON SOLICITATION.

(a)           Each of Eagen and Pollara covenants and agrees with the Acquiror that during the Non-compete Term, he will not, without the prior written consent of Acquiror, which may be withheld or given in its sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholders (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of DBA or the Acquiror or any Affiliate of DBA or the Acquiror, or who is then providing services as a consultant or agent of DBA or the Acquiror or any Affiliate of DBA or the Acquiror, to leave the employ of or cease providing services, as applicable, to DBA or the Acquiror or any Affiliate of DBA or the Acquiror, or employ or attempt to employ any such person or persons who at any time during the preceding one (1) year was in the employ of, or provided services to, DBA or the Acquiror or any Affiliate of DBA or the Acquiror; or (ii) solicit, bid for or perform for any of the then current customers of DBA or the Acquiror or any Affiliate of DBA or the Acquiror (defined as a customer who has done business with DBA or the Acquiror and DBA or the Acquiror within a year) any services of the type DBA or the Acquiror or any Affiliate of DBA or the Acquiror performed for such customer at any time during the preceding one (1) year period.

(b)           The provisions of Section 7.4(a) above are to be applied in addition to, and independent and exclusive of, any other or existing non-competition arrangements, agreements or understandings between DBA and each of Eagen and Pollara, including but not limited to, that certain Non-Competition, Non-Solicitation and No-Hire Agreement between Eagen and DBA effective as of June 30, 2008, and that certain Non-Competition, Non-Solicitation and No-Hire Agreement between Pollara and DBA effective as of June 30, 2008.

 7.5           INJUNCTIVE RELIEF.

The Parties agree that the remedy of damages at law for the breach by any of them of any of the covenants, obligations or other provisions contained in this Article VII is an inadequate remedy.  In recognition of the irreparable harm that a violation of such covenants would cause the Party or Parties whom such covenants, obligations or other provisions benefit, the Parties agree that in addition to any other remedies or relief that may be available to them, such injured Party upon an otherwise adequate showing is entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction against and restraining an actual or threatened breach, violation or violations.  The Parties agree that both damages and specific performance shall be proper modes of relief and are not to be considered alternative remedies.

 7.6           FURTHER ACTS AND ASSURANCES.

The Parties agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of any other Party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement and the Ancillary Agreements.  In addition, from and after the Closing Date, the Acquiror will afford to the Principal Shareholders and their attorneys, accountants and other representatives, access, during normal business hours, to such personnel, books and records relating to Acquiror as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and proceedings asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

 7.7           PUBLIC ANNOUNCEMENTS.

(a)           Neither the Principal Shareholders nor the Acquiror, shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material nonpublic information (as construed pursuant to Regulation FD under the Securities Act) concerning or relating to any Party hereto, other than with the express prior written consent of the Party regarding whom such disclosure would be made; provided, however, that disclosure may be made with advance notice (i) to the minimum extent as may be required by law or court order, or (ii) to enforce the rights of such disclosing Party under this Agreement; provided further, however, that notwithstanding anything to the contrary contained in this Agreement, any Party hereto may disclose this Agreement to any of its directors, officers, employees, shareholders, affiliates, agents and representative who need to know such information for the sole purpose of evaluating, or performing its obligations or exercising its rights under this Agreement.

(b)           Notwithstanding anything contained in this Section to the contrary, in the event a Party is required by law, rule, regulation, court order or subpoena to disclose material nonpublic information of another Party, prior to such disclosure, the disclosing Party shall: (i) promptly notify the non-disclosing Party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing Party; (ii) cooperate with the non-disclosing Party at the expense of the non-disclosing Party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the Confidential Information of the non-disclosing Party as the disclosing Party is advised by its counsel is necessary to strictly comply with such law, court order or subpoena.

(c)           The Acquiror shall have the right to disclose this Agreement and the transactions contemplated hereby in a Form 8-K filed by Acquiror, in which event the contents of such disclosure shall be submitted to the Principal Shareholders for review and approval no later than one (1) business day prior to the proposed disclosure.

(d)           No press releases or public announcements regarding the consummation of the transactions provided for herein shall be made without the mutual agreement of all Parties as to form and substance of such press release or public announcement.

 7.8           ARBITRATION.

(a)           Any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement or the Ancillary Agreements, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Dispute”), shall, unless a specific dispute resolution provision exists in an Ancillary Agreement, which controls in the event of a dispute relating to that specific Ancillary Agreement, be resolved by final and binding arbitration before one or more arbitrators (“Arbitrators”) selected from and administered by AAA (the “Administrator”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes.  The arbitration hearing shall be held in Princeton, New Jersey.

(b)           In any arbitration commenced under this provision, the parties shall be permitted to utilize the standard methods of discovery, including depositions, documents and information requests and third party discovery, the scope of which shall be consistent with the expedited nature of arbitration.

(c)           The Arbitrators shall, within fifteen (15) calendar days after the conclusion of the Arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded.  The Arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress or pain and suffering, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any Ancillary Agreement; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed.  The Arbitrators are authorized to grant any temporary, preliminary or permanent equitable remedy or relief they deem just and equitable and within the scope of this Agreement or any Ancillary Agreement, including, without limitation, an injunction or order for specific performance.

(d)           Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrators; provided, however, the Arbitrators shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrators.  Each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

(e)           By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this Section 7.8, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

 7.9           TAX MATTERS.

(a)           Acquiror shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for DBA that are filed after the Closing Date.  Acquiror shall permit the Principal Shareholders or their representatives to review and comment on each such Tax Return that could reasonably be expected to result in an claim for indemnification by Acquiror against the Shareholders under Section 6.1 of this Agreement, and shall make such changes as are reasonably requested by the Principal Shareholders or their representatives.

(b)           Acquiror, DBA and the DBA Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE VIII
TERMINATION

 8.1           TERMINATION EVENTS.

This Agreement may, by written notice given prior to or at the Closing, be terminated, and the Merger may be abandoned at any time prior to or at the Closing:

(a)           by the Acquiror if a material breach of any provision of this Agreement has been committed by DBA, the DBA Shareholders or the Principal Shareholders on or before the Closing Date and such breach has not been waived by the Acquiror;

(b)           by DBA or the Shareholders’ Agent if a material breach of any provision of this Agreement has been committed by Acquiror or Merger Sub on or before the Closing Date and such breach has not been waived by DBA;

(c)           by the Acquiror if any of the conditions in Section 5.2 have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Acquiror or Merger Sub to comply with its obligations under this Agreement), and Acquiror has not waived such condition on or before the Closing Date;

(d)           by DBA, if any of the conditions in Section 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of DBA, the DBA Shareholders or the Principal Shareholders to comply with their obligations under this Agreement), and DBA has not waived such condition on or before the Closing Date; or

(e)           by mutual consent of the Acquiror, Merger Sub, DBA and the Shareholders’ Agent.

 8.2           AUTOMATIC TERMINATION.

This Agreement shall automatically terminate and shall be of no further force or effect, except as expressly provided below in Section 8.3, on and as of the Termination Date.

 8.3           EFFECT OF TERMINATION.

Each Party’s right of termination under Sections 8.1 and 8.2 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1 or 8.2, all further obligations of the Parties under this Agreement will terminate; provided, however, that the obligations in Sections 7.1 (Prohibition on Trading in Acquiror Stock), 7.2 (Confidentiality), 7.5 (Injunctive relief), 7.7 (Public Announcements), will survive; provided further, however, that if this Agreement is terminated by a Party because of a material breach of the Agreement by another Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of another Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired. The rights and remedies of the Parties to this Agreement are cumulative, not alternative. In addition to their respective rights to damages or other remedies they may have, and without limitation thereof, Acquiror and Merger Sub shall have the right to obtain injunctive relief to restrain any breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed by the parties that money damages alone would be inadequate to compensate Acquiror and Merger Sub for such breach or other failure to perform the obligations of DBA and the Principal Shareholders under this Agreement.

 8.4           EXTENSION; WAIVER.

Any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party under or relating to this Agreement; (b) waive any inaccuracies in the representations or warranties by any other party or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

 8.5           AMENDMENT AND MODIFICATION.

This Agreement may be amended, whether before or after the vote of the DBA Shareholder or shareholders of Acquiror, by written agreement of Acquiror, the Merger Sub, DBA and the DBA Shareholder; provided, however, that after the approval, if any, of this Agreement by the DBA Shareholder, no such amendment shall reduce or change the consideration to be received by any DBA Shareholder in connection with the Merger as set out in Section 1.3 hereof or shall otherwise adversely affect the rights under this Agreement of the DBA Shareholder without the approval of such adversely affected DBA Shareholder. This Agreement may not be amended except by an instrument in writing signed on behalf of Acquiror, the Merger Sub, DBA, the Principal Shareholders and the Shareholders’ Agent.

ARTICLE IX
MISCELLANEOUS

 9.1           SHAREHOLDERS’ AGENT.

(a)           Pursuant to the Selling Shareholders Agreement, each DBA Shareholder has approved the terms of this Agreement and the transactions contemplated hereby, and has constituted, appointed and empowered effective from and after the date of such approval of the Merger, EBCP as the Shareholders’ Agent, for the benefit of the DBA Shareholders and the exclusive agent and attorney-in-fact to act on behalf of each DBA Shareholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include but not be limited to the power and authority: (i) to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on an DBA Shareholder, other than the unanimous written consent referred to in this sentence) under this Agreement the Selling Shareholders Agreement or the Acquiror Promissory Note and the consummation of the transactions contemplated hereby or thereby as the Shareholders’ Agent, in its sole discretion, may deem necessary or desirable; (ii) as the Shareholders’ Agent, to enforce and protect the rights and interests of the DBA Shareholders arising out of or under or in any manner relating to this Agreement the Selling Shareholders Agreement the Acquiror Promissory Note, the Acquiror Stock, the Integration Payment and the transactions provided for herein or therein, and to take any and all actions which the Shareholders’ Agent believes are necessary or appropriate thereunder for and on behalf of the DBA Shareholders including, consenting to, compromising or settling any such claims, conducting negotiations with the Acquiror, DBA and their respective representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by the Acquiror, DBA or any other Person, or by any Governmental Authority against the Shareholders’ Agent and/or any of the DBA Shareholders, and receive process on behalf of any or all DBA Shareholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders’ Agent shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Agent may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Selling Shareholders Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders’ Agent shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to refrain from enforcing any right of the DBA Shareholders arising out of or under or in any manner relating to this Agreement the Selling Shareholders Agreement the Acquiror Promissory Note, the Acquiror Stock or the Integration Payment; provided, however, that no such failure to act on the part of the Shareholders’ Agent, except as otherwise provided in this Agreement or the Selling Shareholders Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Agent or by the DBA Shareholders unless such waiver is in writing signed by the waiving party or by the Shareholders’ Agent; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Agent, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement or the Selling Shareholders Agreement; (v) to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the DBA Shareholders in connection with any matter arising under this Agreement or the Selling Shareholders Agreement; and (vi) to collect, hold and disburse any portion of the Merger Consideration received by Shareholders’ Agent pursuant to the terms hereof in accordance with the terms of this Agreement.

(b)           The Shareholders’ Agent shall be entitled to receive reimbursement from, and be indemnified by, the DBA Shareholders for certain expenses, charges and liabilities as provided in the Selling Shareholders Agreement.  In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Agent hereunder, (i) the Shareholders’ Agent shall incur no responsibility whatsoever to any DBA Shareholders by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Shareholders’ Agent shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Agent pursuant to such advice shall in no event subject the Shareholders’ Agent to liability to any DBA Shareholders.  Each DBA Shareholder shall indemnify, severally and not jointly, based on such DBA Shareholder’s Pro Rata Share, the Shareholders’ Agent against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Agent hereunder.  The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Shareholders’ Agent hereunder for its willful misconduct.  In the event of any indemnification hereunder, upon written notice from the Shareholders’ Agent to the DBA Shareholders as to the existence of a deficiency toward the payment of any such indemnification amount, each DBA Shareholder shall promptly deliver to the Shareholders’ Agent full payment of his or her Pro Rata Share of the amount of such deficiency.

(c)           All of the indemnities, immunities and powers granted to the Shareholders’ Agent under this Agreement or the Selling Shareholders Agreement shall survive the Closing Date and/or any termination of this Agreement.

(d)           The Acquiror and DBA shall have the right to rely upon all actions taken or omitted to be taken by the Shareholders’ Agent pursuant to this Agreement or the Selling Shareholders Agreement, all of which actions or omissions shall be legally binding upon the DBA Shareholders.

(e)           The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any DBA Shareholder and (ii) shall survive the consummation of the Merger, and any action taken by the Shareholders’ Agent pursuant to the authority granted in this Agreement or the Selling Shareholders Agreement shall be effective and absolutely binding on each DBA Shareholder notwithstanding any contrary action of or direction from such DBA Shareholder, except for actions or omissions of the Shareholders’ Agent finally adjudicated to constitute willful misconduct.

(f)           Each of the Acquiror, the Merger Sub and DBA acknowledges and agrees that the Shareholders’ Agent is a party to this Agreement and the Selling Shareholders Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, each of the Acquiror, the Merger Sub and DBA acknowledges and agrees that, other than in the Shareholders’ Agent’s role as an DBA Shareholder, the Shareholders’ Agent shall have no liability to, and shall not be liable for any Claims of, any of the Acquiror, the Merger Sub and DBA or to any person in connection with any obligations of the Shareholders’ Agent under this Agreement or the Selling Shareholders Agreement or otherwise in respect of this Agreement or the Selling Shareholders Agreement or the transactions contemplated hereby, except to the extent such Claims shall be proven to be the direct result of fraud, intentional or willful misconduct by the Shareholders’ Agent in connection with the performance any Shareholders’ Agent of its obligations hereunder.

(g)           Notwithstanding anything contained herein to the contrary, the powers of the Shareholders Agent with respect to the Acquiror Stock held by any DBA Shareholder shall be limited to the extent necessary to prevent Shareholders Agent from being deemed to beneficially own any Acquiror Stock owned by any other DBA Shareholder or for the DBA Shareholders to be deemed to be acting in concert with respect to the Acquiror Stock owned by them.

 9.2           NOTICES.

All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

a)	if to DBA or to the Shareholders Representative, to it at:	with a copy to:

	Henry Berling EBCP I, LLC 901 East Byrd Street, Suite 1500 Riverfront Plaza, West Tower Richmond, VA 23219	James S. Seevers, Jr. HUNTON & WILLIAMS LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219 Direct Dial: 804-788-8573 Direct Fax: 804-343-4702 Email: jseevers@hunton.com

and

b)	if to Acquiror or the Merger Sub to it at:	with a copy to:

	Bohn H. Crain Radiant Logistics, Inc. 405 114th Avenue, S.E., Third Floor Bellevue, WA 98004-6475 Phone: (800) 843-4784 Fax: (425) 943-4598 Email: bhcrain@radiantdelivers.com	Stephen M. Cohen, Esquire Fox Rothschild LLP 2000 Market Street, Twentieth Floor Philadelphia, PA 19103 Phone: (215) 299-2744 Fax: (215) 299-2150 Email: smcohen@foxrothschild.com

 9.3           ENTIRE AGREEMENT; ASSIGNMENT.

This Agreement, including all Exhibits and Schedules hereto, constitutes the entire Agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

 9.4           BINDING EFFECT; BENEFIT.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

 9.5           HEADINGS.

The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

 9.6           COUNTERPARTS.

This Agreement may be executed in two or more counterparts and delivered via electronic means or facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

 9.7           GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

 9.8           SEVERABILITY.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

 9.9           RELEASE AND DISCHARGE.

BY OPERATION OF THE CLOSING OF THE MERGER AND THEREAFTER, THE DBA SHAREHOLDERS, FOR AND ON BEHALF OF THEIR HEIRS, ASSIGNS, BENEFICIARIES, EXECUTORS AND ADMINISTRATORS DO  HEREBY FULLY AND IRREVOCABLY REMISE, RELEASE AND FOREVER DISCHARGE DBA, AND ITS SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS, ACCOUNTANTS OF AND FROM ANY AND ALL MANNER OF CLAIMS, ACTIONS, CAUSES OF ACTION, GRIEVANCES, LIABILITIES, OBLIGATIONS, PROMISES, DAMAGES, AGREEMENTS, RIGHTS, DEBTS AND EXPENSES (INCLUDING CLAIMS FOR ATTORNEYS’ FEES AND COSTS), OF EVERY KIND, EITHER IN LAW OR IN EQUITY, WHETHER CONTINGENT, MATURE, KNOWN OR UNKNOWN, OR SUSPECTED OR UNSUSPECTED, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS ARISING UNDER ANY FEDERAL, STATE, LOCAL OR MUNICIPAL LAW, COMMON LAW OR STATUTE, WHETHER ARISING IN CONTRACT OR IN TORT, AND ANY CLAIMS ARISING UNDER ANY OTHER LAWS OR REGULATIONS OF ANY NATURE WHATSOEVER, THAT SHAREHOLDERS EVER HAD, NOW HAS OR MAY HAVE, FOR OR BY REASON OF ANY CAUSE, MATTER OR THING WHATSOEVER, FROM THE BEGINNING OF THE WORLD TO THE DATE HEREOF; PROVIDED, HOWEVER, THAT SUCH RELEASE SHALL NOT CONSTITUTE A RELEASE OR WAIVER OF CLAIMS MADE UNDER AND IN ACCORDANCE WITH THIS AGREEMENT.

 9.10           CERTAIN DEFINITIONS.

As used herein:

“Acquiror” has the meaning set forth in introductory paragraph of this Agreement.

“Acquiror’s Indemnification Limitation Amount” shall mean ten percent (10%) of the Merger Consideration.

“Acquiror Promissory Note” has the meaning set forth in Section 1.3(a)(i)(A) of this Agreement.

“Acquiror’s Schedules” has the meaning set forth in the introductory paragraph to Section 3.3.

“Acquiror Stock” means common stock of Acquiror.

“Acquiror’s Threshold Amount” has the meaning set forth in Section 6.2(a) of this Agreement.

“Actions” has the meaning set forth in Section 3.2(r)(iii)(C) of this Agreement.

“Administrator” has the meaning set forth in Section 7.8(a) of this Agreement.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraphs of this Agreement.

“Ancillary Agreements” means the documents, instruments and agreements to be executed and/or delivered pursuant to this Agreement or any Ancillary Agreement including, without limitation, the Employment Agreements and the Shareholders’ Schedules.

“Applicable Law” or “Applicable Laws” means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority having jurisdiction over a specified Person or any of such Person’s properties or assets.

“Arbitrators” has the meaning set forth in Section 7.8(a) of this Agreement.

“Benefit Arrangements” has the meaning set forth in Section 3.2(k)(iv) of this Agreement.

“Blue Sky Laws” means the laws of any state, the District of Columbia, or any territory or other jurisdiction in the United States governing the offer and/or sale of securities in such jurisdiction.

“Business” as used in this Agreement means the business of freight forwarding as carried on by DBA immediately prior to the Closing Date.

“Certificate of Merger” has the meaning set forth in Section 1.1(b) of this Agreement.

“Claim Notice” has the meaning set forth in Section 6.4(a) of this Agreement.

“Claims” has the meaning set forth in Section 6.1(a) of this Agreement.

“Closing” has the meaning set forth in Section 2.1 of this Agreement.

“Closing Cash Payment” has the meaning set forth in Section 1.3(a)(i) of this Agreement.

“Closing Date” has the meaning set forth in Section 2.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute, and the rules and regulations promulgated thereunder.

“Company Locations” shall mean all existing locations from which DBA, or any Affiliates of DBA, are then engaged in business.

“Competing Business” has the meaning set forth in Section 3.2(u) of this Agreement.

“Confidential Information” means and includes, with respect to a Party, any and all: (a) trade secrets concerning the business and affairs of such Party, data, know-how, compositions, processes, designs, sketches, photographs, graphs, drawings, inventions and ideas, past, current, and planned research and development, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of Applicable Law; and (b) information concerning the business and affairs of such Party, which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training techniques and materials, however documented, that has been or may hereafter be provided or shown to a receiving Party by such Party or by the directors, officers, employees, agents, consultants, advisors, or other representatives including legal counsel, accountants and financial advisors of such Party or is otherwise obtained from review of such Party’s documents or property or discussions with such Party or its representatives, irrespective of the form of the communication, and also includes all notes, analyses, compilations, studies, summaries, and other material prepared by the receiving Party based, in whole or in part, on any information included in the foregoing.

“DBA” has the meaning set forth in the introductory paragraph of this Agreement.

“DBA Common Stock” has the meaning set forth in Section 1.2(a)(i) of this Agreement.

“DBA Shareholder” and “DBA Shareholders” has the meaning set forth in Section 1.3(a) of this Agreement.

“DBA Shareholders Accounts” has the meaning set forth in Section 1.3(a)(i) of this Agreement.

“DBA Shareholders Agreement” has the meaning set forth in Section 1.6(b) of this Agreement.

“DBA Shares” means 100% of the issued and outstanding capital stock of DBA.

“DGCL” has the meaning set forth in Section 1.1(a) of this Agreement.

“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 1.5 of this Agreement.

“Eagen” has the meaning set forth in the introductory paragraph of this Agreement.

“EBCP” has the meaning set forth in the introductory paragraph of this Agreement.

“Effective Time” has the meaning set forth in Section 1.1(b) of this Agreement.

“Election Date” means on or before the three month anniversary of the Closing Date.

“Employee Plans” has the meaning set forth in Section 3.2(k)(i) of this Agreement.

“Encumbrance” means and includes:

(a)           with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof, interest or other right or claim of third parties, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

(b)           with respect to any real property (whether and including owned real estate or leased real estate), any mortgage, lien, easement, interest, right of way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Authorities), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.2(e) of this Agreement.

“Founder Notes” has the meaning set forth in Section 1.4(a) of this Agreement.

“Founding Shareholders” has the meaning set forth in Section 1.4(a) of this Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

“Governmental Authority” means any: (a) U.S. federal or state government; or (b) U.S. federal or state governmental authority (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal).

“Indemnitee” has the meaning set forth in Section 6.4(a) of this Agreement.

“Indemnitor” has the meaning set forth in Section 6.4(a) of this Agreement.

“Injunction” means any and all writs, rulings, awards, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued or entered by or under the authority of any Governmental Authority.

“Integration Payment” has the meaning set forth in Section 1.3(a)(ii) of this Agreement.

“Integration Payment Date” has the meaning set forth in Section 1.3(a)(ii) of this Agreement.

“Key Employee” means each of Eagen and Pollara.

“Key-Man Insurance Policy” means any life insurance policy owned by the Company insuring the life of either James C. Eagen or Paul L. Pollara.

“Knowledge” means (i) with respect to DBA or the Principal Shareholders, that any one or more of the Principal Shareholders and each of the Key Employees have actual knowledge of the relevant fact, matter or circumstance, prior to or as of the date of this Agreement and without any obligation of the Principal Shareholders to undertake an independent investigation of such fact or circumstance, and (ii) with respect to Acquiror or the Merger Sub, the actual knowledge of the each executive officer or Person of Acquiror.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise solely to the extent such liabilities and obligations, if known, are or would be required to be accrued or noted on any financial statements prepared in accordance with GAAP.

“Material Adverse Effect” means, with respect to any Person, entity or group of entities, any event, change or effect that, individually or in the aggregate, has or is reasonably expected to have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or on the ability to consummate the Merger or any of the other transactions contemplated by this Agreement, other than any event, change, fact, circumstance or condition caused by (i) any adverse change to the United States or global economy in general (provided that such change does not affect the business, results of operations or financial condition of such Person in a disproportionate adverse manner), (ii) any adverse change in general to the industries in which DBA operates (provided that such change does not affect the business, results of operations or financial condition of such Person in a disproportionate adverse manner), (iii) any adverse change to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) (provided that such change does not affect the business, results of operations or financial condition of such Person in a disproportionate adverse manner), (iv) the announcement of the Agreement and/or the announcement of any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the United States.

“Material Contracts” has the meaning set forth in Section 3.2(p) of this Agreement.

“Merger” has the meaning set forth in Section 1.1(a) of this Agreement.

“Merger Consideration” has the meaning set forth in Section 1.2(a)(i) of this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Minority Shareholders” has the meaning set forth in Section 1.6(b) of this Agreement.

“Multiemployer Plans” has the meaning set forth in Section 3.2(k)(ii) of this Agreement.

“Names and Service Marks” has the meaning set forth in Section 3.2(o) of this Agreement.

“NJBCA” has the meaning set forth in Section 1.1(a) of this Agreement.

“Non-compete Term” has the meaning set forth in Section 7.3 of this Agreement.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” and “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments and other governmental charges not yet due and payable as of the Closing Date; (ii) zoning, building and other land use laws imposed by a Governmental Authority having jurisdiction, and all Encumbrances of record (other than monetary Encumbrances), that, individually or in the aggregate, do not materially interfere with the operation of the business or the occupancy, use, value or marketability of the assets subject thereto; and (iii) those Encumbrances that are specifically listed on Schedule 3.2(f)(i).

“Person” means any individual, corporation (including any non profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Authority.

“Pollara” has the meaning set forth in the introductory paragraph of this Agreement.

“Principal Customers” has the meaning set forth in Section 3.2(s) of this Agreement.

“Principal Shareholders” has the meaning set forth in the introductory paragraph of this Agreement.

“Pro Rata Share” has the meaning set forth in Section 1.3(c) of this Agreement.

“Proceeding” means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Related Person” or “Related Persons” means, with respect to a natural Person:

each Family Member; and

any Affiliate of a Family Member.

With respect to any other Person:

any Affiliate of such Person; and

each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such Person (or in a similar capacity).

“Rights” means any and all outstanding subscriptions, warrants, options, voting agreements, voting trusts, proxies, or other arrangements or commitments obligating or which may obligate a Person to dispose of or vote any securities, including, without limitation, the Shares.

“Rule 144 Certificate” means a written statement from the Acquiror addressed to the DBA Shareholders confirming that some or all of the Acquiror Stock can be publicly sold pursuant to Rule 144(b) of the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.3(e) of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Shareholders Agreement” has the meaning set forth in Section 2.2(a)(ii) of this Agreement.

“Shareholders’ Agent” has the meaning set forth in the introductory paragraphs to this Agreement.

“Shareholders’ Indemnification Limitation Amount” is an amount equal to one million eight hundred thousand dollars ($1,800,000).

“Shareholders’ Schedules” has the meaning set forth in the introductory paragraph to Section 3.1.

“Shareholders’ Threshold Amount” has the meaning set forth in Section 6.2(b) of this Agreement.

“Sovereign Bank Liability” has the meaning set forth in Section 6.1(a) of this Agreement.

“Special Meeting” has the meaning set forth in Section 1.6(a) of this Agreement.

“Station Agreements” has the meaning set forth in Section 3.2(t) of this Agreement.

“Stations” has the meaning set forth in Section 3.2(t) of this Agreement.

“Surviving Corporation” has the meaning set forth in Section 1.1(a) of this Agreement.

“Tangible Personal Property” has the meaning set forth in Section 3.2(f)(ii) of this Agreement.

“Tax” or “Taxes” means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, Medicare, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest or penalty relating thereto.

“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including, without limitation, any schedule or attachment thereto, any amendment thereof.

“Termination Date” shall mean May 1, 2011.

“Threatened” means that a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

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IN WITNESS WHEREOF, Acquiror, the Merger Sub, DBA, the DBA Shareholders and the Shareholders’ Agent have caused this Agreement to be signed in their own capacity or by their respective officers hereunto duly authorized, as applicable, all as of the date first written above.

RADIANT LOGISTICS, INC., a Delaware corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	CEO

DBA ACQUISITION CORP., a Delaware corporation
By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	CEO

DBA DISTRIBUTION SERVICES, INC., a New Jersey corporation

By:	/s/ James C. Eagen
Name: James C. Eagen
Title: Chief Executive Officer

PRINCIPAL SHAREHOLDERS:

/s/ James C. Eagen
James C. Eagen

/s/ Paul L. Pollara
Paul L. Pollara

[Signature Page to Agreement and Plan of Merger]

EBCP I, LLC a Delaware limited liability company

By: EBCP MM I, LLC
Its: Managing Member

By:	/s/ Henry H. Berling
Name: Henry H. Berling
Title: Authorized Person

SHAREHOLDERS’ AGENT:

EBCP I, LLC a Delaware limited liability company

By: EBCP MM I, LLC
Its: Managing Member

By:	/s/ Henry H. Berling
Name: Henry H. Berling
Title: Authorized Person

[Signature Page to Agreement and Plan of Merger]